UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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DOLBY LABORATORIES, INC.

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Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, California 94103-4813

(415) 558-0200

December 23, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Dolby Laboratories, Inc. that will be held on Tuesday, February 4, 2014, at 10:30 a.m. Pacific Standard Time at our principal executive offices located at 100 Potrero Avenue, San Francisco, California 94103-4813. The accompanying Notice of Annual Meeting, Proxy Statement and form of proxy card or voting instruction form are being made available to you on or about December 23, 2013.

We are pleased to be furnishing proxy materials to stockholders primarily over the internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting, and conserves natural resources. On or about December 23, 2013, we mailed our stockholders a notice that includes instructions on how to access our Proxy Statement and 2013 Annual Report and how to vote online. The notice also includes instructions on how you can receive a paper copy of your Annual Meeting materials, including the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form. If you elected to receive your Annual Meeting materials by mail, the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form were enclosed. If you elected to receive your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the 2013 Annual Report and the Proxy Statement, both of which are available at http://investor.dolby.com/annuals.cfm.

Details regarding admission to the Annual Meeting of Stockholders and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement. A copy of our 2013 Annual Report is included with the Proxy Statement for those stockholders who are receiving paper copies of the proxy materials.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting of Stockholders, we hope that you will vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy card or voting instruction form. Voting over the internet, by telephone, by written proxy card or by voting instruction form will ensure your representation at the Annual Meeting of Stockholders regardless of whether you attend in person. Please review the instructions on the proxy card or voting instruction form regarding each of these voting options.

Thank you for your ongoing support of Dolby Laboratories, Inc.

Sincerely yours,

Kevin Yeaman

President and Chief Executive Officer

Dolby Laboratories, Inc.

Notice of Annual Meeting of Stockholders

to be held on February 4, 2014

To the Stockholders of Dolby Laboratories, Inc.:

The Annual Meeting of Stockholders of Dolby Laboratories, Inc., a Delaware corporation, will be held at our principal executive offices located at 100 Potrero Avenue, San Francisco, California 94103-4813 on Tuesday, February 4, 2014, at 10:30 a.m. Pacific Standard Time, for the following purposes:

1.	To elect nine directors to serve until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To hold an advisory vote to approve the compensation of our Named Executive Officers as described in the Proxy Statement accompanying this Notice;

3.	To ratify the appointment of KPMG LLP as Dolby’s independent registered public accounting firm for the fiscal year ending September 26, 2014; and

4.	To transact such other business as may properly come before the Annual Meeting and any postponement, adjournment or continuation of the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on December 11, 2013 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponement, adjournment or continuation thereof.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a “legal proxy” issued in your name from the record holder giving you the right to vote the shares. You will need to bring proof of ownership to enter the Annual Meeting.

By Order of the Board of Directors

Andy Sherman

Secretary

December 23, 2013

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT ACCOMPANYING THIS NOTICE AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS FOR THE ANNUAL MEETING BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED ENVELOPE PROVIDED, OR, IN MOST CASES, BY USING THE TELEPHONE OR THE INTERNET. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE SECTION ENTITLED “ADDITIONAL MEETING MATTERS” IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE AND THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A “LEGAL PROXY” ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting as this summary does not contain all of the information that you should consider.

2014 Annual Meeting of Stockholders

Date and Time:	Tuesday, February 4, 2014 at 10:30 a.m. Pacific Standard Time
Place:	Dolby’s principal executive offices, 100 Potrero Avenue, San Francisco, California 94103-4813
Record Date:	December 11, 2013

Proposals to Be Voted on at Annual Meeting

Proposal	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	6
2. Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	63
3. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	65

Director Changes and Director Nominees

In fiscal 2013, our stockholders elected Micheline Chau to the Board of Directors (the “Board”) for the first time. In addition, Ted W. Hall, who had served on the Board since 2007, retired from the Board upon the expiration of his term as a director that ended on the date of the 2013 Annual Meeting of Stockholders.

The nominees for election to the Board at the 2014 Annual Meeting of Stockholders are listed below. The ages indicated are as of the record date for the meeting.

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Indep.	AC	CC	NGC	SP	TSC
Kevin Yeaman	47	2009	President and CEO	No
Peter Gotcher	54	2003	Chairman of the Board	No
Micheline Chau	60	2013	Director	Yes
David Dolby	36	2011	Director and Board Consultant	No
Nicholas Donatiello, Jr.	53	2009	President and CEO, Odyssey Ventures, Inc.	Yes
Bill Jasper	66	2003	Director	Yes
Sanford Robertson	82	2003	Director	Yes
Roger Siboni	59	2004	Director	Yes
Avadis Tevanian, Jr.	52	2009	Managing Director, Elevation Partners	Yes

AC = Audit Committee, CC = Compensation Committee, NGC = Nominating and Governance Committee, SP = Stock Plan Committee, TSC = Technology Strategy Committee

= Chairman                     = Member

Company Operational and Financial Highlights for Fiscal 2013

In fiscal 2013, we continued to execute against our long-term strategic initiatives and remain focused on driving Dolby’s long-term revenue growth. Among other things:

•

In our mobile market, our revenue, largely driven by sales of smartphones and tablet devices that incorporate our technologies, grew by over 40% from fiscal 2012 and represented 12% of our licensing revenue in fiscal 2013.

•	In our broadcast market, revenue increased 9% from fiscal 2012, with our technologies included in approximately 68% of global television shipments in fiscal 2013.

•	Five of the seven most used over-the-top streaming services in the United States, including Netflix, Amazon, iTunes, VUDU and CinemaNow, continued to provide content using our technologies.

•

An additional 49 movie titles were released in Dolby Atmos in fiscal 2013. Since its introduction in April 2012 and through November 27, 2013, more than 400 Dolby Atmos screens have been installed or committed to in 33 countries with over 100 exhibitors, and more than 85 titles have been or are scheduled to be released in Dolby Atmos.

•

Along with Royal Philips Electronics, we entered into an agreement with CAMERON | PACE Group (“CPG”), cofounded by renowned director James Cameron, to integrate our Dolby 3D format into CPG’s 3D video content production workflow and to collaborate on the use of the Dolby 3D format, in connection with our commercialization of glasses-free consumer 3D technologies to be marketed under the Dolby brand.

•

In addition, shortly after fiscal 2013, BT Conferencing, a leading provider of audio and video conferencing solutions, launched BT MeetMe with Dolby Voice, a service that makes conference calls sound much more like in-person meetings.

Our key financial highlights, and total stockholder return, for fiscal 2013 compared to fiscal 2012 were as follows:

Key Financial Highlights	Fiscal 2013	Fiscal 2012	Change
Total Revenue	$909.7 million	$933 million	(2.5%)
Net Income	$189.3 million	$264.3 million	(28.4%)
Non-GAAP Net Income*	$250.1 million	$306.9 million	(18.5%)
Stock Price (High and Low)	$37.01 /$28.66	$45.83 /$25.70	N/A
Stock Price Per Share as of Fiscal Year-End	$34.39	$32.75	5%

Total Stockholder Return	Fiscal 2013	Fiscal 2012	Cumulative
Total Stockholder Return**	17.2%	19.4%	39.9%

*	A reconciliation of our GAAP to non-GAAP financial results is set forth in Appendix A to this Proxy Statement.
**	For fiscal 2013, represents total stockholder return between the end of fiscal 2012 and fiscal 2013, based on the per share closing prices of our Class A Common Stock at fiscal year-end of $32.75 and $34.39, respectively, assuming the reinvestment of the $4.00 per share special dividend described below. For fiscal 2012, represents total stockholder return between the end of fiscal 2011 and fiscal 2012, based on the per share closing prices of our Class A Common Stock at fiscal year-end of $27.44 and $32.75, respectively. The amount indicated in the “Cumulative” column represents the cumulative total stockholder return between the end of fiscal 2011 and fiscal 2013, based on the per share closing prices of our Class A Common Stock at fiscal year-end of $27.44 and $34.39, respectively, assuming the reinvestment of the $4.00 per share special dividend.

Fiscal 2013 Special Dividend and Total Stockholder Return

In fiscal 2013, we returned $408.2 million to our stockholders through a one-time special dividend on our Class A Common Stock and Class B Common Stock in the amount of $4.00 per share. On an absolute basis, the market price of our Class A Common Stock has grown by 25.3% from the end of fiscal 2011 ($27.44 per share) through the end of fiscal 2013 ($34.39 per share). In addition, assuming the reinvestment of the special dividend into shares of our Class A Common Stock, an initial investment of $100 at the end of fiscal 2011 would have grown to approximately $140 at fiscal year-end 2013, representing a total stockholder return of 39.9% between the end of fiscal 2011 and fiscal 2013.

Named Executive Officers

Our named executive officers (our “NEOs”) for fiscal 2013 were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our Executive Vice President and Chief Financial Officer;

•	Michael Rockwell, our Executive Vice President, Advanced Technology Group;

•	Andy Sherman, our Executive Vice President, General Counsel and Secretary;

•	Michael Bergeron, our Senior Vice President, Worldwide Sales and Field Operations; and

•	Ramzi Haidamus, our former Executive Vice President, Marketing and Business Development.

Mr. Haidamus served as our Executive Vice President, Marketing and Business Development until March 27, 2013. Since then, he has provided and is expected to continue to provide transitional services to us through March 31, 2014.

Principal Elements of Executive Compensation and Fiscal 2013 Executive Compensation Highlights

Element of Compensation	Fiscal 2013 Highlights

Base Salary Comprised 12.2% and 19.8% of the target total direct compensation opportunity of our Chief Executive Officer and our other NEOs as a group in fiscal 2013, respectively.	• NEO base salaries increased by 3% in calendar year 2013, except in the case of Mr. Bergeron. • Mr. Bergeron’s base salary increased by 10%.

Annual Incentive Compensation (Cash)

Comprised 12.2% and 14.1% of the target total direct compensation opportunity of our Chief Executive Officer and our other NEOs as a group in fiscal 2013, respectively.

•    NEO annual incentive compensation targets—stated as a percentage of base salary for calendar year 2013—were maintained at fiscal 2012 levels (100% for our Chief Executive Officer, 85% for Mr. Haidamus and 65% for our other NEOs), except in the case of Mr. Bergeron.

•    Mr. Bergeron’s annual incentive compensation target increased from 65% for fiscal 2012 to 75% for fiscal 2013.

•    Annual incentive compensation payments for our NEOs were based on a “Company Multiplier” keyed to our achievement of a combination of revenue and non-GAAP operating income targets.

Element of Compensation	Fiscal 2013 Highlights

•    We achieved revenue of $909.7 million against a threshold requirement of $832.5 million and non-GAAP operating income of $331 million against a target of $355 million, resulting in a Company Multiplier and bonus payouts of 66% of our NEOs’ respective fiscal 2013 annual incentive compensation targets.

A reconciliation of GAAP to non-GAAP financial results is set forth in Appendix A to this Proxy Statement.

Long-Term Incentive Compensation (Stock Options and Restricted Stock Unit Awards)

Comprised 75.6% and 66.1% of the target total direct compensation opportunity of our Chief Executive Officer and our other NEOs as a group in fiscal 2013, respectively.

•    Grant date fair values of ongoing equity awards for our NEOs decreased by 26% in the aggregate from the corresponding fiscal 2012 ongoing equity awards.

•    Based on grant date fair value, stock options accounted for approximately 60% and restricted stock unit awards accounted for approximately 40% of the long-term incentive compensation awarded to our NEOs.

In addition, long-term incentive compensation and annual incentive compensation collectively comprised the largest portion of the target total direct compensation opportunity of our Chief Executive Officer and our other NEOs as a group in fiscal 2013, representing approximately 88% and 80% of their target total direct compensation opportunity, respectively.

Advisory Vote on the Compensation of our Named Executive Officers

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs as described in this Proxy Statement. At our 2013 Annual Meeting of Stockholders, approximately 95% of the voting power of the shares present and entitled to vote voted in favor of the compensation of our NEOs. For fiscal 2013, there were no material changes to our executive compensation program. The Compensation Committee believes that our executive compensation policies and practices have resulted in an executive compensation program that is aligned with stockholder interests and benefits the company over time.

Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, California 94103-4813

(415) 558-0200

PROXY STATEMENT

The Board of Directors of Dolby Laboratories, Inc., a Delaware corporation, is soliciting proxies to be used at the Annual Meeting of Stockholders to be held at our principal executive offices located at 100 Potrero Avenue, San Francisco, California 94103-4813 on Tuesday, February 4, 2014 at 10:30 a.m. Pacific Standard Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being made available to stockholders on or about December 23, 2013.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the internet. On or about December 23, 2013, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our 2013 Annual Report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your voting instructions to be able to vote through the internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

Internet distribution of our proxy materials helps to expedite receipt by stockholders, lowers the cost of the Annual Meeting and conserves natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board currently consists of nine members. Our Bylaws permit our Board to establish by resolution the authorized number of directors, and nine directors are currently authorized.

The Board proposes the election of nine directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. All incumbent directors are nominees for re-election to the Board. All of the nominees have been recommended for nomination by the Nominating and Governance Committee and all of them are currently serving as directors. All nominees were elected by the stockholders at last year’s annual meeting. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Ted W. Hall served as a member of the Board during fiscal 2013 until his retirement from the Board upon the expiration of his term that ended on the date of the 2013 Annual Meeting of Stockholders. We acknowledge with gratitude Mr. Hall’s years of distinguished service to Dolby and its stockholders.

Information Regarding the Director Nominees

Names of the nominees and certain biographical information about them as of December 11, 2013, the record date for the Annual Meeting, are set forth below:

Name	Age	Position with the Company	Director Since
Kevin Yeaman(1)	47	President, Chief Executive Officer and Director	2009
Peter Gotcher	54	Chairman of the Board of Directors	2003
Micheline Chau(2)	60	Director	2013
David Dolby(3)	36	Director	2011
Nicholas Donatiello, Jr.(1)(3)(4)(5)	53	Director	2009
Bill Jasper	66	Director	2003
Sanford Robertson(2)(4)	82	Director	2003
Roger Siboni(2)(5)	59	Director	2004
Avadis Tevanian, Jr.(3)(4)(5)	52	Director	2009

(1)	Member of the Stock Plan Committee
(2)	Member of the Audit Committee
(3)	Member of Technology Strategy Committee
(4)	Member of the Nominating and Governance Committee
(5)	Member of the Compensation Committee

Kevin Yeaman became our President and Chief Executive Officer in March 2009 and has been a member of the Board since he assumed the role of Chief Executive Officer. He joined Dolby as Chief Financial Officer and Vice President in October 2005, was appointed Senior Vice President in November 2006 and Executive Vice President in July 2007. Prior to joining Dolby, he worked for seven years at E.piphany, Inc., a publicly traded enterprise software company, most recently as the Chief Financial Officer from August 1999 to October 2005.

Previously, Mr. Yeaman also served as Worldwide Vice President of Field Finance Operations for Informix Software, Inc., a provider of relational database software, from February 1998 to August 1998. From September 1988 to February 1998, Mr. Yeaman served in Silicon Valley and London in various positions at KPMG LLP, an accounting firm, serving most recently as a senior manager. Mr. Yeaman holds a B.S. degree in commerce from Santa Clara University.

As Dolby’s Chief Executive Officer and former Chief Financial Officer, Mr. Yeaman has extensive experience in Dolby’s markets and brings to the Board a deep understanding of Dolby, its finances, operations and strategy.

Peter Gotcher has served as a director since June 2003 and as Chairman of the Board of Directors since March 2011. Mr. Gotcher served as Executive Chairman of the Board of Directors from March 2009 until March 2011. Mr. Gotcher is an independent investor. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm, from September 1999 to January 2003. Prior to joining Redpoint Ventures, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Prior to joining Institutional Venture Partners, Mr. Gotcher founded and served as the President, Chief Executive Officer and Chairman of the Board of Digidesign from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the General Manager of Digidesign and Executive Vice President of Avid Technology from January 1995 to May 1996. Mr. Gotcher serves on the board of directors of Pandora Media, Inc. Mr. Gotcher also serves on the boards of directors of several private companies. Mr. Gotcher holds a B.A. degree in English literature from the University of California at Berkeley.

As the founder, former Chief Executive Officer and Chairman of Digidesign and a former venture capitalist, Mr. Gotcher has a broad understanding of the operational, financial and strategic issues facing public companies. In addition, his service on other boards and committees, including as a member of the Compensation and Nominating and Corporate Governance Committees of Pandora Media, Inc., and his extensive experience in Dolby’s markets, provide valuable perspective for the Board and gives him significant operating experience, as well as financial, accounting and corporate governance experience.

Micheline Chau has served as a director since February 2013. Ms. Chau served as President and Chief Operating Officer of Lucasfilm Ltd., a film and entertainment company, from April 2003 to September 2012. Prior to assuming her role as President and Chief Operating Officer, Ms. Chau served as Lucasfilm’s Chief Financial Officer, from 1991 to March 2003. Before that, Ms. Chau was Chief Financial/Administrative Officer for Bell Atlantic Healthcare Systems and held other executive-level positions within various industries, including retail, restaurant, venture capital and financial services. Ms. Chau sat on the board of directors of Red Hat, Inc., an open source enterprise software provider, from November 2008 to August 2012, and also served as a member of Red Hat’s Compensation and Nominating and Corporate Governance Committees. In addition, Ms. Chau currently sits on the boards of directors of several private and non-profit entities, including as Chairman of the California Healthcare Foundation. Ms. Chau holds an undergraduate degree in English and Asian Studies from Wellesley College and an M.B.A. from Stanford University.

As the former President, Chief Operating Officer and Chief Financial Officer of Lucasfilm, Ms. Chau brings to our Board senior leadership and significant operating experience, as well as financial and entertainment industry expertise. In addition, as a former member of the Compensation and Nominating and Corporate Governance Committees of Red Hat, Ms. Chau brings to the Board corporate governance experience.

David Dolby has served as a director and as a consultant to the Board on technology strategy matters since February 2011. Previously, Mr. Dolby served as Manager, Strategic Partnership from May 2008 until February 2011. In this role, Mr. Dolby was responsible for managing the company’s strategic partnerships and technology standards for internet media encoding, delivery and playback. He represented the company in technical and business working groups at a variety of international standards groups, including Universal Serial Bus, Digital Living Network Alliance, Digital Entertainment Content Ecosystem Ultraviolet, and Blu-ray Disc Association.

Mr. Dolby has attended industry events with the company for a significant number of years, including Audio Engineering Society, National Association of Broadcasters, International Consumer Electronics Show, ShoWest, Cine Expo International, IFA, and Custom Electronic Design and Installation Association. From 2006 to 2008, Mr. Dolby was a self-employed entrepreneur and investor. Mr. Dolby attended Stanford Business School between 2004 and 2006. During that time, Mr. Dolby served as product manager at Kaleidescape, Inc., a Silicon Valley technology firm focused on high-performance music and movie server systems. From 2003 to 2006, he owned and operated Charter Flight LLC, a private aircraft leasing business. In addition, during 2004, Mr. Dolby was an investment banking analyst focused on technology at Perseus Group (now GCA Savvian). From 2000 to 2002, Mr. Dolby was an employee of NetVMG, a company developing route control software for optimizing multi-homed IP network routing. Before joining NetVMG, Mr. Dolby worked for engineering firms Bechtel and Poe & Associates. Mr. Dolby serves on the board of directors of Cogstate Ltd., a cognitive science company. Mr. Dolby received a B.S.E. in Civil Engineering from Duke University and an M.B.A. from Stanford University.

Mr. Dolby brings experience to the Board in home theater system technology, software technology productization, and offers a long-term perspective on the growth of the company and its commitment to excellence in audio and video.

Nicholas Donatiello, Jr. has served as a director since February 2009. Mr. Donatiello has been the President and Chief Executive Officer of Odyssey Ventures, Inc. since September 1993. Prior to founding Odyssey, he was Press Secretary and Campaign Manager for U.S. Senator Bill Bradley and a consultant at McKinsey & Company. Mr. Donatiello is a director of three of the American Funds managed by Capital Research and Management. He also serves on the boards of directors of a number of private companies and since January 2010, as a member of the board of directors for the Schwab Charitable Fund. Mr. Donatiello is also a Lecturer in Accounting at the Stanford Graduate School of Business. Mr. Donatiello served on the board of Gemstar-TV Guide International from July 2000 to May 2008. In addition, Mr. Donatiello served as director of Classmates Media Corporation, a wholly owned subsidiary of United Online, from 2007 to 2010 and as Chairman of the Board of Northern California Public Broadcasting, Inc. from 2006 through 2008. Mr. Donatiello holds a B.S.E. degree in engineering from Princeton University and an M.B.A. degree from Stanford University.

As the founder, President and Chief Executive Officer of Odyssey Ventures, Inc., a strategy consulting and market research firm focused on understanding consumers, media and technology, Mr. Donatiello has extensive experience in the marketing elements of Dolby’s markets. In addition, through his work at McKinsey & Company and his service on the boards of a variety of private and public companies, Mr. Donatiello has a broad understanding of the operational, financial and strategic issues facing companies.

Bill Jasper has served as a director since June 2003. Mr. Jasper joined Dolby in February 1979 as Chief Financial Officer and retired as President and Chief Executive Officer in March 2009. Mr. Jasper served in a variety of positions prior to becoming President in May 1983, including as our Vice President, Finance and Administration and Executive Vice President. Mr. Jasper is an at-large member of the Academy of Motion Picture Arts and Sciences. Mr. Jasper holds a B.S. degree in industrial engineering from Stanford University and an M.B.A. from the University of California at Berkeley.

With his 30 years of experience as an executive officer of Dolby, Mr. Jasper has extensive experience in Dolby’s markets and brings to the Board a deep understanding not only of the role of the Board, but also of the company and its operations.

Sanford Robertson has served as a director since June 2003. Mr. Robertson has been a partner of Francisco Partners, a technology buyout fund, since 1999. Prior to founding Francisco Partners, Mr. Robertson was the founder and chairman of Robertson, Stephens & Co., a technology investment bank formed in 1978 and sold to BankBoston in 1998. Since the sale, Mr. Robertson has been a technology investor and advisor to several technology companies. Mr. Robertson was also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities, another technology investment bank. Mr. Robertson also serves on the boards of directors of Pain Therapeutics, Inc., RPX Corporation, salesforce.com and the Schwab Charitable Fund. Mr. Robertson holds a B.B.A. and an M.B.A. from the University of Michigan.

As a founder and director of investment banks and funds, Mr. Robertson brings valuable financial and operational expertise to our Board. In addition, his service on other boards and committees, including as a member of the Audit and Nominating and Corporate Governance Committees of salesforce.com and the Audit and Compensation Committees of Pain Therapeutics, Inc., gives him significant operating experience, as well as financial, accounting and corporate governance experience.

Roger Siboni has served as a director since July 2004. Mr. Siboni served as the Chairman of the Board of E.piphany, Inc., a provider of customer interaction software, from December 1999 until E.piphany, Inc. was acquired by SSA Global Technologies, Inc. in September 2005. Mr. Siboni also served as President and Chief Executive Officer of E.piphany from August 1998 to July 2003. From July 1996 to August 1998, Mr. Siboni was Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting firm. From July 1993 to June 1996, Mr. Siboni was Managing Partner of KPMG Peat Marwick LLP’s information, communication and entertainment practice. Mr. Siboni also serves on the board of directors of Cadence Design Systems, Marketo, Inc. and a number of private companies. Previously, Mr. Siboni served on the board of FileNet Corporation, from December 1998 until it was acquired by IBM in October 2006; the board of infoGROUP Inc., from January 2009 until it was acquired by CCMP Capital Advisors in July 2010; the board of ArcSight, Inc., from June 2009 until it was acquired by Hewlett-Packard Company in October 2010; and the board of Classmates Media Corporation, a wholly owned subsidiary of United Online, from 2007 to 2010. Mr. Siboni holds a B.S. degree in business administration from the University of California at Berkeley.

As a former Chairman of the Board and Chief Executive Officer of E.piphany, Inc., a former Chief Operating Officer of and Managing Partner of the information, communication and entertainment practice at KPMG LLP and a director of a number of companies, including as a member of the Audit, Finance and Corporate Governance and Nominating Committees of Cadence Design Systems, and as a member of the Audit and Nominating and Governance Committees of Marketo, Inc., Mr. Siboni has significant operating experience, as well as financial, accounting and corporate governance experience.

Avadis Tevanian, Jr. has served as a director since February 2009. Dr. Tevanian has served as a Managing Director of Elevation Partners, a private equity firm, since joining the firm in January 2010. Dr. Tevanian served as the Software Chief Technology Officer of Apple Inc. from 2003 to 2006. As Software CTO, Dr. Tevanian focused on setting company-wide software technology direction for Apple. Prior to his tenure as Software CTO, Dr. Tevanian was Senior Vice President of Software at Apple, a role he took on when Apple acquired NeXT, Inc. in 1997. As Senior Vice President of Software, Dr. Tevanian led the software engineering team responsible for the creation of Mac OS X and worked as part of Apple’s executive team. Before joining Apple, he was Vice President of Engineering at NeXT, Inc. and was responsible for managing NeXT’s engineering department. Dr. Tevanian started his professional career at Carnegie Mellon University, where he was a principal designer and engineer of the Mach operating system upon which Nextstep, and now OS X and iOS, are based. Dr. Tevanian is a former board member of Tellme Networks, Inc., an internet telecom company acquired by Microsoft. He holds a B.A. degree in mathematics from the University of Rochester and M.S. and Ph.D. degrees in computer science from Carnegie Mellon University.

With more than 20 years of operational and software expertise, including as Apple’s Chief Software Technology Officer, Dr. Tevanian brings to the Board extensive experience in consumer technology businesses and a deep understanding of the operational and strategic issues facing companies.

There are no family relationships among any of our directors and executive officers.

Founder and Director Emeritus

On September 12, 2013, we announced with great sadness that our founder Ray Dolby had passed away at his home in San Francisco, California at the age of 80. We would like to acknowledge with gratitude Mr. Dolby’s many achievements in the field of audio technologies, his immeasurable contributions to the company, and the charitable contributions made by Mr. Dolby and his family over the years.

Mr. Dolby was a Board member until his retirement in February 2011 and served as our Founder and Director Emeritus until he passed away. Mr. Dolby was born in Portland, Oregon, in 1933. From 1949 to 1952, he worked on various audio and instrumentation projects at Ampex Corporation, where, from 1952 to 1957, he was mainly responsible for the development of the electronic aspects of the Ampex® videotape recording system. In 1957, he received a BS degree from Stanford University, and, upon being awarded a Marshall Scholarship and a National Science Foundation graduate fellowship, he left Ampex for further study at Cambridge University in England. He received a PhD degree in physics from Cambridge in 1961 and was elected a Fellow of Pembroke College (Honorary Fellow, 1983). During his last year at Cambridge, he was also a consultant to the United Kingdom Atomic Energy Authority.

In 1963, Mr. Dolby took up a two-year appointment as a United Nations advisor in India, and then returned to England in 1965 to establish Dolby Laboratories in London. In 1976, he moved to San Francisco, where his company established further offices, laboratories, and manufacturing facilities. Mr. Dolby served as chairman of Dolby’s Board of Directors from 1965 until 2009, and he retired from the Board in 2011. He held more than 50 U.S. patents, and wrote papers on videotape recording, long-wavelength X-ray analysis, and noise reduction.

Mr. Dolby’s pioneering work in noise reduction and later in surround sound earned extensive recognition worldwide. Honors and awards he received include:

Fellowships and Honorary Membership

•	Audio Engineering Society (AES)

•	Institute of Electrical and Electronics Engineers (IEEE)

•	British Kinematograph Sound and Television Society

•	Society of Motion Picture and Television (SMPTE)

•	Royal Academy of Engineers

Awards

•	Academy of Motion Picture Arts and Sciences: Scientific and Engineering Award; Academy Award® of Merit (Oscar®)

•	National Academy of Recording Arts and Sciences: Grammy Award

•

National Academy of Television Arts and Sciences: Emmy® Award for Outstanding Individual Achievement; Emmy Award for Outstanding Achievement in Engineering Development; Charles F. Jenkins Lifetime Achievement Award

•	Audio Engineering Society (AES): Silver and Gold Medal Awards

•	Society of Motion Picture and Television (SMPTE): Samuel L. Warner Memorial Medal Award, Alexander M. Poniatoff Gold Medal; Progress Medal

•	Institute of Electrical and Electronics Engineers (IEEE): Masaru Ibuka Consumer Electronics Award; Edison Medal

•	American Electronics Association: David Packard Medal of Achievement

•	Consumer Electronics Hall of Fame

•	National Inventors Hall of Fame

•	Médaille du Festival de Cannes

•	Berlinale Camera

•	George C. Marshall Award

•	San Francisco Film Society George Gund III Award

Honorary Degrees and National Recognition

•	US National Medal of Technology

•	Doctor of Science, Cambridge University

•	Doctor of the University, University of York

•	Honorary Officer of the Most Excellent Order of the British Empire (OBE)

See “Corporate Governance Matters” and “Compensation of Directors” for additional information regarding the Board.

The Board of Directors recommends a vote “FOR” the election of each of the nominees set forth above.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

The Board held eight meetings during fiscal 2013. Each of our directors attended at least 75% of the aggregate number of meetings held by the Board and the committees on which he or she served during fiscal 2013.

The standing committees of our Board consist of an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Stock Plan Committee, each of which has the composition and responsibilities described below. Our Board has convened an ad hoc Technology Strategy Committee, which has the composition and responsibilities described below. Our Board may in the future convene additional ad hoc committees of the Board as it deems necessary or advisable.

Each of the committees of the Board described below acts pursuant to a written charter approved by the Board, which charters are available on the Corporate Governance section of the Investors page of our website at http://www.dolby.com.

The non-management members of the Board also meet in executive session without management present on a regular basis. In addition, the independent members of the Board meet in executive session on a regular basis. The chairmen of the Audit, Compensation, and Nominating and Governance Committees rotate as Presiding Director of these executive sessions on an annual basis. The chairman of the Compensation Committee is the Presiding Director until January 2014, when the chairman of the Nominating and Governance Committee will act as the Presiding Director until January 2015, at which time the chairman of the Audit Committee will act as the Presiding Director until January 2016.

Audit Committee

The current members of the Audit Committee are Micheline Chau, Sanford Robertson and Roger Siboni, each of whom is a non-management member of our Board. Mr. Siboni is the chairman of the Audit Committee. The Audit Committee held eleven meetings during fiscal 2013. Our Board has determined that each member of the Audit Committee meets the requirements for independence under the current requirements of the New York Stock Exchange (the “NYSE”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Board also has determined that each of Ms. Chau and Messrs. Robertson and Siboni meet the requirements for financial literacy under the applicable rules and regulations of the NYSE and SEC, and are “audit committee financial experts” as defined in SEC rules. The Audit Committee has established a telephone and internet whistleblower hotline for the anonymous submission of suspected violations, including accounting, internal controls or auditing matters, harassment, fraud and policy violations.

The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	Selecting and hiring our independent auditors, and approving the audit and permissible non-audit services to be performed by them;

•	Evaluating the qualifications, performance and independence of our independent auditors;

•	Evaluating the performance of our internal audit function;

•	Reviewing the adequacy and effectiveness of our control policies and procedures;

•

Acting as our Qualified Legal Compliance Committee to review any report made known to the committee by attorneys employed or retained by Dolby or its subsidiaries of a material violation of U.S. federal or state securities or similar laws;

•	Reviewing, approving or ratifying related person transactions;

•	Attending to risk management matters; and

•	Preparing the Audit Committee report that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Compensation Committee

The current members of the Compensation Committee are Nicholas Donatiello, Jr., Roger Siboni and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. Mr. Donatiello is the chairman of the Compensation Committee. The Compensation Committee held fifteen meetings during fiscal 2013. Our Board has determined that each member of the Compensation Committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. The Compensation Committee is responsible for, among other things:

•

Reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation and evaluating our Chief Executive Officer’s performance in light of those goals and objectives;

•

Reviewing and approving the following elements of compensation for our Chief Executive Officer and other executive officers: annual base salary; annual incentive compensation, including the specific performance goals and amounts; long-term incentive compensation; employment agreements; severance arrangements and change in control provisions; and any other significant benefits, compensation or arrangements that are not available to employees generally;

•	Administering Dolby’s broad-based equity incentive plans, including granting equity awards under such plans;

•	Evaluating and approving compensation plans, policies and programs for our Chief Executive Officer and other executive officers;

•	Attending to compensation-related risk management matters;

•	Retaining and assessing the independence of any Compensation Committee advisors; and

•	Preparing the Compensation Committee report that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Nicholas Donatiello, Jr., Sanford Robertson and Avadis Tevanian, Jr., each of whom is a non-management member of our Board. Mr. Robertson is the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee held eleven meetings during fiscal 2013. Our Board has determined that each member of the Nominating and Governance Committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. The Nominating and Governance Committee is responsible for, among other things:

•	Assisting the Board in identifying and recommending director nominees;

•	Developing and recommending corporate governance principles;

•	Overseeing the evaluation of the Board, Board committees and individual directors;

•	Recommending Board committee assignments;

•	Making an annual report to the Board on succession planning;

•	Attending to Board- and corporate governance-related risk management matters; and

•	Reviewing and making recommendations to the Board regarding director compensation.

Stock Plan Committee

The current members of the Stock Plan Committee are Nicholas Donatiello, Jr. and Kevin Yeaman. The Stock Plan Committee held one meeting during fiscal 2013 and also acted by written consent. The Stock Plan Committee has the authority to grant stock options, stock appreciation rights and restricted stock unit awards to newly hired employees and consultants who will not be executive officers or directors of Dolby on the date of grant, and to make performance/promotion or retention grants of equity awards to employees and consultants who are not executive officers or directors of Dolby on the date of grant. Equity awards granted by the Stock Plan Committee are subject to the terms and conditions of the Equity Policy described in the Compensation Discussion and Analysis below. The Stock Plan Committee granted equity awards on twelve occasions in fiscal 2013.

Technology Strategy Committee

The current members of the Technology Strategy Committee are David Dolby, Nicholas Donatiello, Jr. and Avadis Tevanian, Jr. Mr. Tevanian is the chairman of the Technology Strategy Committee. The Technology Strategy Committee held three meetings during fiscal 2013. The Technology Strategy Committee is responsible for exploring the opportunities and issues associated with Dolby’s technology strategies and intellectual property.

Board’s Role in Risk Oversight

Our Board is responsible for overseeing Dolby’s risk management structure. Management is responsible for establishing our business and operational strategies, identifying and assessing the related risks and implementing appropriate risk management practices on a day-to-day basis. Our Board reviews our business and operational strategies and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the company. The Board meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, operational risks, legal risks and risks related to Dolby’s acquisition strategies, among others. The Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring our financial condition and investments, the integrity of our financial statements, accounting matters, internal controls over financial reporting, the independence of Dolby’s independent registered public accounting firm, KPMG, and guidelines and policies with respect to risk assessment and risk management. The Audit Committee receives periodic internal controls and related assessments from Dolby’s finance department and an annual attestation report on internal control over financial reporting from KPMG. The Audit Committee oversees Dolby’s annual enterprise business risk assessment, which is conducted by our Internal Audit Department. The annual enterprise business risk assessment reviews the primary risks facing the company and Dolby’s associated risk mitigation measures. In addition, the Audit Committee discusses other risk assessment and risk management policies of the company periodically with management.

The Compensation Committee oversees the design of executive compensation structures that create incentives that encourage behaviors and decisions consistent with our business strategy, including a review of an annual risk assessment with respect to our compensation programs and policies.

The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, structure and compensation, succession planning for our directors and executive officers and corporate governance policies.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board does not have a policy regarding the separation of the offices of the Chairman of the Board and Chief Executive Officer and that the Board is free to choose the Chairman of the Board in any way that it deems best for the company at any given point in time. The Board believes that these issues should be considered as part of the Board’s broader succession planning process.

The Board has determined that having two different individuals serve in the roles of Chairman of the Board and Chief Executive Officer is in the best interest of the company’s stockholders at this time. Mr. Yeaman currently serves as our Chief Executive Officer and Mr. Gotcher currently serves as our Chairman of the Board. The Chief Executive Officer is responsible for the strategic direction, day-to-day leadership, and performance of the company, while the Chairman of the Board provides overall leadership to the Board. The Chairman also works with the Chief Executive Officer and General Counsel to prepare Board meeting agendas and chairs meetings of the Board. The leadership structure allows the Chief Executive Officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. The Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Independence

The Board has determined that Ms. Chau and Messrs. Donatiello, Jasper, Robertson, Siboni and Dr. Tevanian do not have any material relationship with Dolby and are independent within the meaning of the standards established by the NYSE. In addition, in fiscal 2013, the Board determined that Mr. Hall, who served as a member of the Board for part of fiscal 2013, did not have any material relationship with Dolby and was independent within the meaning of the standards established by the NYSE. In making these determinations, the Board considered all relevant facts and circumstances known to us, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships.

•

With respect to Mr. Jasper, the Board specifically considered that Mr. Jasper retired as President and Chief Executive Officer of Dolby in March 2009 and has not held a management position with the company for more than four years.

•

With respect to Mr. Robertson, the Board specifically considered that Mr. Robertson is a co-founder and general partner of Francisco Partners (“Francisco”). In December 2010, an affiliate of Francisco acquired the Grass Valley Broadcast business of the Grass Valley Group (“Grass Valley”) from Technicolor S.A. Dolby licenses technologies to a Grass Valley subsidiary that was acquired by Francisco. The Board has concluded that our relationship with the subsidiary acquired by Francisco was not a material relationship that would impede the exercise of independent judgment by Mr. Robertson.

Succession Planning

As reflected in our Corporate Governance Guidelines, one of the key responsibilities of our Board is to work with the Nominating and Governance Committee on succession planning for our Chief Executive Officer. As part of this process, the Board works with the Nominating and Governance Committee to identify potential successors to our Chief Executive Officer and the committee makes an annual report to the Board.

The Board also has adopted an emergency succession plan in the event of the death, disability, incapacity or unanticipated departure or leave of our Chief Executive Officer.

Policy for Director Recommendations

It is the policy of the Nominating and Governance Committee to consider recommendations for candidates to the Board from stockholders holding at least 250,000 shares of our Common Stock continuously for at least 12 months prior to the date of the submission of the recommendation.

A stockholder that wishes to recommend a candidate for election to the Board should send the recommendation by letter to Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, California 94103-4813, Attn: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Dolby and evidence of the recommending stockholder’s ownership of Dolby Common Stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to the Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•

In its evaluation of director candidates, including the members of the Board eligible for re-election, the committee will consider the following: (i) the current size and composition of the Board and the needs of the Board and the respective committees of the Board; (ii) without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and (iii) other factors that the committee may consider appropriate;

•

The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on the Board: (i) the highest personal and professional ethics and integrity; (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; (iii) skills that are complementary to those of the existing Board; (iv) the ability to assist and support management and make significant contributions to Dolby’s success; and (v) an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•

If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management; and

•	The committee may propose to the Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the Board.

We do not maintain a separate policy regarding the diversity of the Board, but during the director nomination process the Nominating and Governance Committee considers diversity of experience and diversity of perspective.

For stockholders who wish to nominate a candidate for election to the Board (as opposed to only recommending a candidate for consideration by the Nominating and Governance Committee as described above), see the procedures discussed in “Additional Meeting Matters” below.

Policies and Procedures for Communications to Non-Management or Independent Directors

In cases where stockholders or interested parties wish to communicate directly with our non-management or independent directors, messages may be sent to our General Counsel, at generalcounsel@dolby.com, or to Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, California 94103-4813, Attn: General Counsel. Our General Counsel monitors these communications and will provide a summary of all received messages to the Board at each regularly scheduled meeting of the Board, or if appropriate, solely to the non-management or independent directors at each regularly scheduled executive session of non-management or independent directors. Where the nature of a communication warrants, our General Counsel may obtain the more immediate attention of the appropriate committee of the Board, non-management or independent directors, of independent advisors or of Dolby management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder or interested party communication is necessary.

Attendance at Annual Meeting of Stockholders

We encourage our directors to attend our Annual Meetings of Stockholders and all of the members of the Board attended the 2013 Annual Meeting.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics, which is applicable to all of our directors and our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investors page of our website at http://www.dolby.com. We will post any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or NYSE on this website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that contain the general framework for the governance of the company. Among other things, our Corporate Governance Guidelines address:

•	The role of the Board;

•	The size and composition of the Board and its committees;

•	New director orientation and continuing education;

•	Board and committee authority to retain independent advisors;

•	Board meetings and process;

•	Board self-evaluation;

•	Evaluation of our Chief Executive Officer and succession planning;

•	Corporate business principles and policies applicable to the Board; and

•	Communications by Board members with outside constituencies.

The Nominating and Governance Committee will periodically review the guidelines and report any recommended changes to the Board. The Corporate Governance Guidelines are available on the Corporate Governance section of the Investors page of our website at http://www.dolby.com.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Nicholas Donatiello, Jr., Roger Siboni and Avadis Tevanian, Jr. None of our executive officers has served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Exchange Act Rule 10b5-1 Trading Plans

As of November 22, 2013, six of our executive officers and directors had Exchange Act Rule 10b5-1 trading plans. The plans extend through various dates, the latest of which is August 30, 2014, and were adopted during “open windows” as permitted by our insider trading policy. As of November 22, 2013, a remaining total of approximately 139,925 shares of our Common Stock could be sold under these executive officers’ and directors’ Exchange Act Rule 10b5-1 trading plans. In addition, in fiscal 2013, Dagmar Dolby, as Trustee of various Dolby family trusts, adopted Exchange Act Rule 10b5-1 trading plans which, as of November 22, 2013, had a remaining total of 4,077,045 shares which could be sold and which extend through August 8, 2014.

Executive officers and directors may amend or enter into new Exchange Act Rule 10b5-1 trading plans during “open windows” in the future assuming that they are not aware of any material non-public information concerning Dolby at the time. Trades pursuant to amendments and new Exchange Act Rule 10b5-1 trading plans may not be made until the date of the opening of the next quarterly trading window following the date of such amendment or trading plan. Sale transactions by our executive officers and directors under Exchange Act Rule 10b5-1 trading plans will be disclosed publicly through filings with the SEC as required. Exchange Act Rule 10b5-1 trading plan terms do not generally restrict executive officers or directors from making trades outside of the trading plans, provided that any such trades occur during “open windows” and are otherwise subject to our insider trading policy requirements.

We do not undertake any obligation to report Exchange Act Rule 10b5-1 trading plans that may be adopted by any of our officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of either our Class A Common Stock or Class B Common Stock; (ii) each of our directors; (iii) each of our NEOs; and (iv) all of our directors and executive officers as a group. The information provided in the table is as of November 22, 2013, and is based on our records, information filed with the SEC and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 47,614,003 shares of Class A Common Stock and 54,068,223 shares of Class B Common Stock outstanding as of November 22, 2013. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (i) shares of Common Stock subject to stock options held by that person that were currently exercisable or exercisable within 60 days of November 22, 2013; and (ii) shares of Common Stock subject to restricted stock unit awards held by that person that were subject to vest within 60 days of November 22, 2013.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, California 94103-4813.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Ray Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999(2)	—	—	39,212,893	72.5	66.7
Ray Dolby 2002 Trust A dated April 19, 2002(3)	—	—	1,310,165	2.4	2.2
Ray Dolby 2002 Trust B dated April 19, 2002(4)	—	—	1,710,165	3.2	2.9
Ray Dolby 2011 Trust A dated December 14, 2011(5)	—	—	4,582,600	8.5	7.8
Ray Dolby 2011 Trust B dated December 14, 2011(6)	—	—	4,582,600	8.5	7.8
Dolby Holdings II LLC(7)	—	—	2,500,000	4.6	4.2
Dagmar Dolby(8)	—	—	53,898,423	99.7	91.6
Thomas E. Dolby(9)	—	—	7,142,765	13.2	12.1
Capital World Investors(10)	6,084,621	12.8	—	—	1.0
Clearbridge Advisors, LLC(11)	5,244,754	11.0	—	—	*
Baillie Gifford & Co(12)	5,059,645	10.6	—	—	*

Directors and Named Executive Officers:
Kevin Yeaman(13)	464,891	1.0	—	—	*
Lewis Chew(14)	112,670	*	—	—	—
Michael Rockwell(15)	144,719	*	—	—	*
Andy Sherman(16)	80,042	*	—	—	*
Michael Bergeron(17)	74,915	*	—	—	*
Ramzi Haidamus(18)	145,200	*	—	—	*
Micheline Chau	—	—	—	—	—
David Dolby(19)	24,923	*	46,755,658	86.5	79.5
Nicholas Donatiello, Jr.(20)	14,268	*	—	—	*
Peter Gotcher(21)	91,360	*	—	—	*
Bill Jasper(22)	108,527	*	10,000	*	*
Sanford Robertson(23)	49,597	*	—	—	*
Roger Siboni(24)	25,057	*	22,274	*	*
Avadis Tevanian, Jr.(25)	22,268	*	—	—	*
All executive officers and directors as a group (13 persons)(26)	1,213,237	2.5	46,787,932	86.5	79.6

*	Less than one percent.
(1)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class. Each holder of Class B Common Stock is entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a one-for-one share basis.
(2)	Includes 39,212,893 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Ray Dolby Trust”). David Dolby, Dagmar Dolby’s son, is a Special Trustee of the Ray Dolby Trust. Dagmar Dolby has sole dispositive power over the shares held by the Ray Dolby Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held by the Ray Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(3)	Includes 1,310,165 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002 (the “Ray Dolby 2002 Trust A”). Thomas E. Dolby, Dagmar Dolby’s son, is a Special Trustee of the Ray Dolby 2002 Trust A. Dagmar Dolby has sole dispositive power over the shares held by the Ray Dolby 2002 Trust A, and Thomas E. Dolby has sole power to direct the voting of the shares held by the Ray Dolby 2002 Trust A. Dagmar Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(4)	Includes 1,710,165 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002 (the “Ray Dolby 2002 Trust B”). David Dolby, Dagmar Dolby’s son, is a Special Trustee of the Ray Dolby 2002 Trust B. Dagmar Dolby has sole dispositive power over the shares held by the Ray Dolby 2002 Trust B, and David Dolby has sole power to direct the voting of the shares held by the Ray Dolby 2002 Trust B. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(5)	Includes 4,582,600 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2011 Trust A dated December 14, 2011 (the “Ray Dolby 2011 Trust A”). Thomas E. Dolby, Dagmar Dolby’s son, is a Special Trustee of the Ray Dolby 2011 Trust A. Dagmar Dolby has sole dispositive power over the shares held by the Ray Dolby 2011 Trust A, and Thomas E. Dolby has sole power to direct the voting of the shares held by the Ray Dolby 2011 Trust A. Dagmar Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(6)	Includes 4,582,600 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2011 Trust B dated December 14, 2011 (the “Ray Dolby 2011 Trust B”). David Dolby, Dagmar Dolby’s son, is a Special Trustee of the Ray Dolby 2011 Trust B. Dagmar Dolby has sole dispositive power over the shares held by the Ray Dolby 2011 Trust B, and David Dolby has sole power to direct the voting of the shares held by the Ray Dolby 2011 Trust B. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(7)	Includes 2,500,000 shares of Class B Common Stock held of record by Dolby Holdings II LLC (“Dolby Holdings”). Dagmar Dolby has sole dispositive power over the shares held by Dolby Holdings as the Manager of Dolby Holdings. Each of Thomas E. Dolby and David Dolby has sole power to direct the voting of 50% of the 2,500,000 shares of Class B Common Stock held by Dolby Holdings, as Special Managers of Dolby Holdings. Dagmar Dolby, David Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(8)	Includes the shares referenced in Notes 2 through 7. Dagmar Dolby is the Trustee of, and has sole dispositive power over the shares held by, the Ray Dolby Trust, the Ray Dolby 2002 Trust A, the Ray Dolby 2002 Trust B, the Ray Dolby 2011 Trust A and the Ray Dolby 2011 Trust B. Dagmar Dolby and David Dolby, Dagmar Dolby’s son and Special Trustee of the Ray Dolby Trust, have shared voting power over the shares held by the Ray Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of, and has sole power to direct the voting of the shares held by, the Ray Dolby 2002 Trust A and the Ray Dolby 2011 Trust A. David Dolby is the Special Trustee of, and has sole power to direct the voting of the shares held by, the Ray Dolby 2002 Trust B and the Ray Dolby 2011 Trust B. Dagmar Dolby has sole dispositive power over the shares held by Dolby Holdings as the Manager of Dolby Holdings. Each of Thomas E. Dolby and David Dolby has sole power to direct the voting of 50% of the shares held by Dolby Holdings, as Special Managers of Dolby Holdings. Dagmar Dolby disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein.
(9)	Includes the shares referenced in Notes 3 and 5 and 1,250,000 shares of Class B Common Stock held by Dolby Holdings. Dagmar Dolby, Thomas E. Dolby’s mother, is the Trustee of, and has sole dispositive power over the shares held by, the Ray Dolby 2002 Trust A and the Ray Dolby 2011 Trust A. Thomas E. Dolby is the Special Trustee of, and has sole power to direct the voting of the shares held by, the Ray Dolby 2002 Trust A and the Ray Dolby 2011 Trust A. Dagmar Dolby has sole dispositive power over the shares held by Dolby Holdings as the Manager of Dolby Holdings. Thomas E. Dolby has sole power to direct the voting of 50% of the 2,500,000 shares of Class B Common Stock held by Dolby Holdings, as a Special Manager of Dolby Holdings. Thomas E. Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(10)

Based on a Schedule 13G/A filed with the SEC on February 13, 2013, wherein Capital World Investors (“Capital”) reported beneficial ownership of 6,084,621 shares of Class A Common Stock. Capital reported sole voting and dispositive power as to all of the shares. Capital disclaims beneficial ownership of these securities pursuant to Rule 13d-4 of the Securities Exchange Act of 1934. The address for Capital is 333 South Hope Street, Los Angeles, California 90071.

(11)

Based on a Schedule 13G/A filed with the SEC on February 14, 2013, wherein Clearbridge Advisors, LLC (“Clearbridge”) reported beneficial ownership of 5,244,754 shares of Class A Common Stock. Clearbridge reported sole dispositive power as to all of the shares and sole voting power as to 5,200,321 of the shares. The address for Clearbridge is 620 8th Avenue, New York, New York 10018.

(12)	Based on a Schedule 13G/A filed with the SEC on June 7, 2013, wherein Baillie Gifford & Co (“Baillie”) reported beneficial ownership of 5,059,645 shares of Class A Common Stock. Baillie reported sole dispositive power as to all of the shares and sole voting power as to 4,228,765 of the shares. The address for Baillie is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(13)	Shares held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009 (the “Yeaman Trust”). Includes stock options held in the name of the Yeaman Trust to purchase 385,206 shares of Class A Common Stock that are exercisable within 60 days of November 22, 2013. Includes 34,000 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 22, 2013.
(14)	Includes stock options held by Mr. Chew to purchase 100,827 shares of Class A Common Stock that are exercisable within 60 days of November 22, 2013. Includes 5,750 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 22, 2013.
(15)	Includes stock options held by Mr. Rockwell to purchase 115,634 shares of Class A Common Stock that are exercisable within 60 days of November 22, 2013. Includes 15,425 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 22, 2013.
(16)	Includes stock options held by Mr. Sherman to purchase 65,784 shares of Class A Common Stock that are exercisable within 60 days of November 22, 2013. Includes 12,850 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 22, 2013.
(17)	Includes stock options held by Mr. Bergeron to purchase 65,269 shares of Class A Common Stock that are exercisable within 60 days of November 22, 2013. Includes 5,025 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 22, 2013.
(18)	Includes stock options held by Mr. Haidamus to purchase 119,650 shares of Class A Common Stock that are exercisable within 60 days of November 22, 2013. Includes 25,550 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 22, 2013.
(19)	Includes (i) stock options held by Mr. Dolby to purchase 3,327 shares of Class A Common Stock that are exercisable within 60 days of November 22, 2013, (ii) 42 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 22, 2013, (iii) the shares referenced in Notes 2, 4 and 6 and (iv) 1,250,000 shares of Class B Common Stock held by Dolby Holdings. Dagmar Dolby, David Dolby’s mother, is the Trustee and David Dolby is a Special Trustee of the Ray Dolby Trust. Dagmar Dolby has sole dispositive power over the shares held by the Ray Dolby Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held by the Ray Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Dagmar Dolby is the Trustee of, and has sole dispositive power over the shares held by, the Ray Dolby 2002 Trust B and the Ray Dolby 2011 Trust B. David Dolby is the Special Trustee of, and has sole power to direct the voting of the shares held by, the Ray Dolby 2002 Trust B and the Ray Dolby 2011 Trust B. Dagmar Dolby has sole dispositive power over the shares held by Dolby Holdings as the Manager of Dolby Holdings. David Dolby has sole power to direct the voting of 50% of the 2,500,000 shares of Class B Common Stock held by Dolby Holdings, as a Special Manager of Dolby Holdings. David Dolby disclaims beneficial ownership of the securities referenced in clauses (iii) and (iv) except to the extent of his pecuniary interest therein.
(20)	Shares held in the name of Nicholas Donatiello, Jr., Trustee of the Nicholas Donatiello, Jr. Trust u/a/d April 22, 2011.
(21)	Includes stock options held by Mr. Gotcher to purchase 57,459 shares of Class A Common Stock that are exercisable within 60 days of November 22, 2013.
(22)	Includes stock options held by Mr. Jasper to purchase 83,527 shares of Class A Common Stock that are exercisable within 60 days of November 22, 2013.
(23)	Includes stock options held by Mr. Robertson to purchase 25,059 shares of Class A Common Stock that are exercisable within 60 days of November 22, 2013.
(24)	Includes stock options held by Mr. Siboni to purchase 25,057 shares of Class A Common Stock and 22,274 shares of Class B Common Stock that are exercisable within 60 days of November 22, 2013.
(25)	Shares held in the name of Avadis Tevanian, Jr. and Nancy Tevanian Trust u/a/d 5/29/96.
(26)	Includes (i) stock options held by all executive officers and directors to purchase an aggregate of 927,149 shares of Class A Common Stock and 22,274 shares of Class B Common Stock that are exercisable within 60 days of November 22, 2013 and (ii) 73,092 shares of Class A Common Stock subject to restricted stock unit awards held by all executive officers and directors that vest within 60 days of November 22, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Board has adopted a written Related Person Transactions Policy. Pursuant to this policy, any related person transaction proposed or entered into by Dolby must be reviewed, approved or ratified by the Audit Committee in accordance with the terms of the policy. A “related person transaction,” is a transaction between Dolby and a related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is or was an executive officer, director or nominee for director at any time since the beginning of the last fiscal year and their immediate family members, or a greater than 5% beneficial owner of any class of our voting securities at the time of the occurrence or existence of the transaction and their immediate family members.

Any related person transaction proposed or entered into by Dolby that does not fall into a specified exclusion under the policy must be reported to Dolby’s General Counsel, and the Audit Committee will review, approve or ratify such transactions in accordance with the terms of the policy. In the course of its review and approval or ratification of a related person transaction, the Audit Committee considers:

•	The approximate dollar value of the amount involved in the transaction;

•	The related person’s interest in the transaction and the approximate dollar value of such interest without regard to any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Dolby than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to Dolby of, the transaction; and

•	Any other information regarding the transaction or the related person in the context of the transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the use of certain theatres of the company by the immediate family members of Ray Dolby, to the extent that it may constitute a related person transaction, is deemed to be pre-approved or ratified (as applicable) under the terms of the policy.

Since September 29, 2012, we have not been a party to any related person transactions, other than the transactions described below.

Employee Proprietary Rights Agreement with Ray Dolby

While an employee of the company, Ray Dolby entered into an employee proprietary rights agreement which became effective on February 16, 2005. Under the terms of the employee proprietary rights agreement, all inventions created by Ray Dolby related to our business while he was an employee or after the termination of his employment that included or used the company’s trade secrets or confidential information were assigned to the company. Under this agreement, Ray Dolby also agreed to abide by a conflicts of interest policy substantially in the form applicable to all other employees. However, the conflicts of interest policy that Ray Dolby signed differed from our standard policy in that, among other matters, it permitted him to use our equipment, supplies and facilities to conduct research and development on matters unrelated to our business; did not apply to any lease agreement we had entered into or may have entered into with him; and permitted him to have up to a ten percent interest, instead of up to a two percent interest, in a competitor, customer, licensee or supplier without being in violation of the policy and limited the provision of the policy related to having interests in these entities only to direct interests. Ray Dolby retired as an employee of the company during fiscal 2009, but the terms of the agreement continued to apply until he passed away.

Ray Dolby retired from the Board in fiscal 2011 and was appointed “Founder and Director Emeritus” at that time. In this uncompensated position, Ray Dolby was entitled to attend meetings of the Board and its committees as an observer and to receive copies of the related meeting materials, but he did not have Board voting rights.

Real Estate Transactions

Lease for 100 Potrero Avenue

Since 1980, we have leased our principal executive offices located at 100 Potrero Avenue, San Francisco, California from the Dolby family. We also lease additional parking and warehouse space from the Dolby family in connection with our lease of 100 Potrero Avenue. In September 2013, we extended the terms of the leases until April 30, 2014, at a rental rate equal to the rate applicable to the month in which the leases were to expire (December 31, 2013). The leases provide us an option to renew for two additional five year terms at a rate equal to the rent that the landlord could obtain for the option term from a third party desiring to lease the premises for the option term, as determined by the landlord and agreed to by us. Our rent expense for these facilities was $1.1 million in fiscal 2013 and the estimated rent expense over the remaining life of the leases for these facilities is $11.8 million, assuming that we exercise our option to renew the leases for two additional five year terms beyond their April 30, 2014 expiration and assuming a rate equal to the current rent (the actual rental rate is not known at this time and may be materially different from the rate used in our assumptions). We are generally responsible for the condition, operation, repair, maintenance, security and management of the properties. We have also agreed to indemnify and hold the Dolby family, as landlord, harmless from and against certain liabilities, damages, claims, costs, penalties and expenses arising from our conduct related to the properties. We are currently in discussions with the Dolby family about renegotiating the leases.

Jointly Owned Real Estate Entities

The Ray Dolby Trust (together with Dolby Holdings, of which Dagmar Dolby is the sole Manager), the Dolby Family Trust Instrument dated May 7, 1999 (“Dolby Family Trust”) or Dolby Wootton Bassett, LLC (“DWB”), of which Dagmar Dolby as Trustee of the Dolby Family Trust is the sole member, owns a majority financial interest in five real estate entities that own and lease commercial real property to us. We own the remaining financial interests in these real estate entities. The following table sets forth, as of the Record Date, for each of the five real estate entities, the entity that owns the majority financial interest in the real estate entity, the percentage interest owned by the majority owner in such real estate entity and the location of the property subject to the applicable lease. The leased property in San Francisco, California includes our principal administrative offices at 999 Brannan Street.

Real Estate Entity	Majority Owner	Majority Ownership Interest	Location of Property Leased to Us
Dolby Properties, LLC	Ray Dolby Trust (as to 13.5%) Dolby Holdings (as to 49%)	62.5%	San Francisco, California
Dolby Properties Burbank, LLC	Dolby Family Trust	51.0%	Burbank, California
Dolby Properties Brisbane, LLC	Dolby Family Trust	51.0%	Brisbane, California
Dolby Properties UK, LLC	Dolby Family Trust	51.0%	Wootton Bassett, England
Dolby Properties, LP	DWB	90.0%	Wootton Bassett, England

Our expense recorded for rents payable to such entities was $6.6 million in fiscal 2013 and the estimated rent expense over the remaining life of the various leases for these facilities is approximately $12.4 million, assuming that we exercise our options to renew the 999 Brannan leases as described below.

In connection with our office space planning and pending completion of ongoing improvements to our 1275 Market Street building, we executed lease amendments with Dolby Properties, LLC in June 2013 to extend the term of our lease of office space at our principal administrative offices at 999 Brannan Street, San Francisco, from June 30, 2013 (as to approximately 106,760 square feet) and September 30, 2013 (as to approximately

15,167 square feet), to December 31, 2014. The lease amendments provide for a base rent of $50.00 per square foot per year (net of janitorial expenses), or approximately $9.0 million in the aggregate over the duration of the extended term. In addition, the lease amendments provide for two successive options to renew for three months each, or six months in the aggregate, through June 30, 2015, at a base rent of $50.00 per square foot per year (net of janitorial expenses), or approximately $3.0 million in the aggregate over the duration of the two optional renewal terms. We may terminate the leases early, effective September 30, 2014, with prior written notice provided to Dolby Properties, LLC no later than March 31, 2014.

In addition, Dolby Properties UK, LLC, a limited liability company jointly owned by the Dolby Family Trust and us as described above, is in discussions to sell a building in Wootton Bassett, England, to an unaffiliated third party. Although our interests are aligned with those of the Dolby Family Trust in the proposed transaction (as joint owners of Dolby Properties UK, LLC, which owns the property), the transaction is deemed to be a related person transaction under SEC rules and regulations and our Related Person Transaction Policy. 51% of the proceeds from any sale of the property will inure to the Dolby Family Trust and the remainder to us.

When we negotiate a lease agreement with the Dolby family or any of the jointly owned real estate entities, we engage real estate brokers to provide fair market rent and lease terms based on a summary of comparable properties located in the area of the subject property. The brokers are instructed that the transaction is intended to be completed on an “arm’s-length” basis. We believe that all of our leases were entered into on a reasonable fair market basis.

Other Arrangements with the Dolby Family

In the past, we have allowed members of the Dolby family to use our office facilities for their personal purposes on a limited basis, and we expect this use to continue in the future. For example, members of the Dolby family are allowed to use our conference and screening rooms for personal purposes up to ten times per year. We estimate that the incremental cost to the company of such personal use by the family was less than $15,000 in fiscal 2013. In addition, in fiscal 2013 we paid the Dolby family $1,200 per month for the use by our employees of a condominium that the family owns in Alpine Meadows, California. Our Board has approved of these arrangements, and has approved the continuation of these arrangements in the future.

COMPENSATION DISCUSSION AND ANALYSIS

The discussion below is intended to:

•	Explain our executive compensation program and philosophy and assist you in evaluating the compensation of our NEOs; and

•	Review how the Compensation Committee of the Board of Directors (for purposes of this Compensation Discussion and Analysis, the “Committee”) made its executive compensation decisions for fiscal 2013.

Named Executive Officers

Our NEOs are the individuals whose compensation is set forth in the Summary Compensation Table and accompanying tables. For fiscal 2013, our NEOs were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our Executive Vice President and Chief Financial Officer;

•	Michael Rockwell, our Executive Vice President, Advanced Technology Group;

•	Andy Sherman, our Executive Vice President, General Counsel and Secretary;

•	Michael Bergeron, our Senior Vice President, Worldwide Sales and Field Operations; and

•	Ramzi Haidamus, our former Executive Vice President, Marketing and Business Development.

Mr. Haidamus served as our Executive Vice President, Marketing and Business Development until March 27, 2013. Since then, he has provided and is expected to continue to provide transitional services to us through March 31, 2014.

Executive Summary

Our Multi-Year Business Strategy—An Update

As we noted in last year’s proxy statement, the entertainment industry remains in transition, as technological advances continue to reshape the production, distribution and delivery of entertainment content. Further, fueled by the increased capacity of broadband and mobile networks, and the growing variety and capabilities of internet-connected devices, there continues to be a dramatic rise in online content consumption. In addition, the decline in PC shipments worldwide persists and consumer purchasing trends continue to move away from traditional PCs and toward computing devices without optical disc drives, such as smartphones and tablets.

Recognizing these trends early on, our senior management, under the leadership of our Chief Executive Officer, embarked on a series of multi-year strategic initiatives beginning in fiscal 2009 to refocus our product development and marketing activities, invest in new initiatives, diversify our revenue streams, and ensure our future growth by partnering with leading companies in the entertainment content creation and distribution industries.

An important measure of our successful execution of these long-term strategic initiatives has been evidenced by the dramatic shift in our licensing revenue mix away from optical disc to non-optical disc sources in less than five years, while growing our overall licensing revenue during that period. This move has enabled us to keep pace with the sweeping technological changes in the content creation and consumer markets—most notably, the major shift in the consumption of content from optical disc-based sources such as DVDs and Blu-ray discs to online and mobile platforms such as smartphones and tablets—positioning us for future growth. As illustrated below, our revenue generated from non-optical disc sources represented approximately two-thirds of our licensing revenue as of the end of fiscal 2013.

*	Our optical disc-based revenue is generated from the licensing of technologies that enable DVD or Blu-ray Disc playback, including those incorporated in the Microsoft Windows 7 and 8 operating systems, independent PC DVD software players, and consumer DVD and Blu-ray Disc players. Non-optical disc based licensing revenue includes revenue derived from products such as televisions, set-top boxes, and mobile phones, as well as our post-processing technologies on a range of devices.

In addition, through our multi-year business strategy, we have sharply evolved our products, services and organization to meet the needs of these new channels, and have invested substantial resources into research and development of new technologies that have enabled us to enter new markets, including the markets for imaging and voice products and services. Consequently, we have been able to announce or bring several new products to market, including the following in fiscal 2012 and fiscal 2013:

•	Dolby Atmos, our next generation digital cinema audio format that enables unique precision and flexibility in sound placement for the most natural and realistic experience in a cinema environment;

•	Dolby Voice, our audio conferencing technology with superior spatial perception, voice clarity and background noise reduction that emulates in-person meetings;

•	Our Professional Reference Monitor, a flat-panel video reference display for production and post-production professionals; and

•	Our glasses-free consumer Dolby 3D, which enables playback and consumption of 3D content without the need for special 3D glasses.

Since 2010, we also have cultivated relationships with major digital entertainment distributors and aggregators. As a result, we have successfully forged agreements with key online video service providers to use our technologies to enable delivery of high-quality content online, including with Netflix, Inc., Apple Inc., Amazon.com, Inc., HBO Go, and Vudu, Inc.

We believe that the market’s support for our business strategy has begun to be reflected in the market price of our Class A Common Stock, which has grown by approximately 25% from the end of fiscal 2011 ($27.44 per share) through the end of fiscal 2013 ($34.39 per share). In addition, assuming the reinvestment of our special dividend into shares of our Class A Common Stock, an initial investment of $100 at the end of fiscal 2011 would have grown to approximately $140 at fiscal year-end 2013, representing an approximately 40% return on investment during that period.

Reinforcing our Business Strategy through an Emphasis on Incentive Compensation

The principal elements of our executive compensation program are long-term incentive compensation (in the form of stock options and restricted stock unit awards), annual incentive compensation (typically consisting of a cash bonus opportunity), and base salary.

Consistent with the launch of our multi-year business strategy, our Board of Directors, through the Committee, which administers our executive compensation program, decided to allocate more than 80% of the target total direct compensation opportunity of our executive officers to incentive compensation, the vast majority of which—75.6% and 66.1% of the target total direct compensation opportunity for our Chief Executive Officer and our other NEOs as a group, respectively—consists of long-term incentive compensation. The majority of this long-term incentive compensation is tied to vehicles the value of which is driven wholly by stock price performance, and the realization of any value from such awards is conditioned upon the satisfaction of multi-year vesting requirements. This was done not only to squarely align the interests of our executive officers with those of our stockholders, but also to focus their efforts on the successful execution of our multi-year business strategy. Recognizing the potential challenges in carrying out a series of diverse and risky initiatives in an uncertain economy and placing a high priority on management continuity through this period, the Committee determined that the equity awards comprising their long-term incentive compensation opportunity should be tied to multi-year time-based vesting schedules.

The graphs below illustrate the emphasis of long-term incentive compensation in the target total direct compensation opportunity of our Chief Executive Officer and our other NEOs as a group in fiscal 2013:

*	In certain cases, annual incentive compensation may be paid out in the form of restricted stock unit awards, as described below.
**	The long-term incentive compensation percentage is based on the grant date fair value of the underlying equity awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”) and does not represent the compensation actually realized or currently realizable by our NEOs from such awards.

The efficacy of the Committee’s decision to adopt this compensation structure is in part reflected by the amounts actually realized by our Chief Executive Officer from his long-term incentive compensation awards, as compared to the aggregate grant date fair value of his long-term incentive compensation as reported in the Summary Compensation Table. These realized amounts were as follows for the three fiscal years ended 2013:

(1)	The information in the “Grant Date Fair Value” columns reflects the aggregate grant date fair values of stock options and restricted stock unit awards as reported in the Summary Compensation Table for the year of grant. In the case of stock options, this represents the value calculated under the Black-Scholes option valuation model and, in the case of all other awards, this represents their intrinsic value on the date of grant. For the stock options granted in 2011 that were subsequently tendered to the company in connection with our 2012 stock option exchange program, the grant date fair value amount represents the original option grant value. In addition, the information in the “Grant Date Fair Value” column for fiscal 2012 includes the incremental fair value of $199,138, calculated in accordance with ASC 718, of the replacement restricted stock unit awards granted to Mr. Yeaman in connection with his participation in our 2012 stock option exchange program.
(2)	Realized equity value represents the sum of (i) the value realized on the vesting of restricted stock unit awards during the indicated fiscal year (excluding any amounts payable in respect of dividend equivalents), based on the closing price of our Class A Common Stock on the date of vesting multiplied by the number of shares vested, and (ii) the value realized on the exercise of stock options during the indicated fiscal year, based on the excess of the market price of our Class A Common Stock on the date of exercise over the applicable per share exercise price, multiplied by the number of shares exercised.

In addition, as reflected in the Outstanding Equity Awards at 2013 Fiscal Year-End table, as of the end of fiscal 2013, our Chief Executive Officer had outstanding equity awards with unrealized appreciation of approximately $10.4 million, including $3.8 million for outstanding and unexercised stock options and $6.6 million for outstanding and unvested restricted stock unit awards, representing a substantial amount of compensation opportunity that aligns the interests of our Chief Executive Officer with the interests of our stockholders.

Other Key Attributes of our Executive Compensation Program

Portfolio Approach to Long-Term Incentive Compensation

With respect to the fiscal 2013 long-term incentive compensation opportunity of our executive officers, stock options accounted for approximately 60% of the grant date fair value of this compensation, directly tying a significant portion of their target total direct compensation opportunity to increases in the market price of our

Class A Common Stock. We believe that together with our strong emphasis on long-term incentive compensation described above, this weighting motivates our executive officers to make long-term decisions that sustain stock price growth, directly aligning their interests with those of our stockholders. In fiscal 2013, restricted stock unit awards accounted for the remaining approximately 40% of the grant date fair value of the long-term incentive compensation awarded to our executive officers. Like stock options, restricted stock unit awards also motivate our executive officers to grow our stock price and further align their interests with those of our stockholders. Unlike stock options, however, restricted stock unit awards have real economic value when they vest even if the stock price declines or stays flat, thus delivering more predictable value to our executive officers and providing Dolby with retention benefits over the vesting term of the awards. In addition, because of their “full value” nature, restricted stock unit awards deliver the desired grant date fair value using a lesser number of shares than we would otherwise use for stock option grants, allowing us to use our equity compensation resources more efficiently and manage possible dilution.

Design of Long-Term Incentive Compensation

Each year, the Committee reviews the design of our long-term incentive compensation program, including the use of “performance-based” equity awards that would vest upon the achievement of one or more pre-established performance criteria. In deciding to grant only time-based equity awards in fiscal 2013, the Committee determined that our use of a “portfolio” of time-based stock options and restricted stock unit awards continued to support our objectives for our long-term incentive compensation, recognizing that the amounts either realized or realizable by our executive officers from their equity awards have and continue to correlate with our stock price performance. Moreover, the Committee believes that stock options are “performance-based,” since they require stock price appreciation above the exercise price to create real economic value for our executive officers. In addition, in light of Dolby’s multi-year business strategy and current transition from optical disc-based revenue to online, mobile and other non-optical disc-based revenue platforms, the Committee determined that it would unduly complicate our long-term incentive compensation program to introduce performance-based measures at the time, potentially resulting in undesirable unintended consequences, including discouraging our executive officers from adequately responding to advances in the technology and entertainment industries, or potentially shifting their attention from executing on our current multi-year strategic growth initiatives.

We expect that, in designing the long-term incentive compensation component of our executive compensation program in future years, the Committee will continue to assess the use of different compensation vehicles, including “performance-based” equity awards, aimed at supporting our intermediate and long-term business objectives.

Annual Incentive Compensation

Our executive compensation program also includes annual incentive compensation that is contingent on Dolby’s financial performance (revenue and non-GAAP operating income), which ensures that our executive officers are rewarded only to the extent that we achieve the financial objectives established under our annual operating plan. Our annual incentive compensation plan emphasizes revenue and profitability metrics because the Committee believes that solid performance in these areas contributes to long-term stockholder value creation. The performance targets under our executive annual incentive plan are challenging, and as described below, no payouts would have been made under the plan in fiscal 2013 unless the company achieved 90% of the revenue and non-GAAP operating income target objectives established under our operating plan for the fiscal year.

Fiscal 2013 Operational and Financial Highlights

In fiscal 2013, we continued to execute against our long-term strategic initiatives and remain focused on driving Dolby’s long-term revenue growth, including:

Mobile. In our mobile market, our revenue, largely driven by sales of smartphones and tablet devices that incorporate our technologies, grew by over 40% year-over-year, and represented 12% of our licensing revenue in fiscal 2013. Further, our technologies are included in approximately 22% of Android smartphones and tablets as of the end of fiscal 2013. In addition, we have licensed our technologies to seven of the top ten high-end smartphone manufacturers and six of the top ten tablet makers. More recently, we have been included in Amazon’s Kindle Fire HDX line of tablets and Microsoft’s Surface 2.

Broadcast. In our broadcast market, revenue increased 9% year-over-year, with our technologies included in approximately 68% of global television shipments in fiscal 2013. By working with country-specific operators and standards bodies to adopt our technologies, we have a strong and established position in North America and Europe. In addition, we see future growth opportunities in emerging markets where demand for televisions is significant but the transition to digital television is still in its early stages. In China and India, for example, we continue to drive increased adoption of our technologies, which are currently used in over half of the high definition channels in each of these countries.

Streaming Services. Five of the seven most used over-the-top streaming services in the United States, including Netflix, Amazon, iTunes, VUDU and CinemaNow, continued to provide content using our technologies. In addition, we announced that Sony Pictures Home Entertainment, Universal Pictures, and Warner Bros. Home Entertainment will be encoding thousands of movie titles and television programs in the UltraViolet Common File Format using our audio technologies. UltraViolet is a cloud-based “buy once, play anywhere” platform that allows consumers of digital home entertainment content to stream and download purchased content to multiple platforms and devices.

Dolby Atmos. An additional 49 movie titles were released in Dolby Atmos in fiscal 2013. Since its introduction in April 2012 and through November 27, 2013, more than 400 Dolby Atmos screens have been installed or committed to in 33 countries with over 100 exhibitors, and more than 85 titles have been or are scheduled to be released in Dolby Atmos.

Dolby 3D. Along with Royal Philips Electronics, we entered into an agreement with CAMERON | PACE Group (“CPG”), cofounded by renowned director James Cameron, to integrate our Dolby 3D format into CPG’s 3D video content production workflow and to collaborate on the use of the Dolby 3D format, in connection with our commercialization of glasses-free consumer 3D technologies to be marketed under the Dolby brand.

BT MeetMe with Dolby Voice. Shortly after fiscal 2013, BT Conferencing, a leading provider of audio and video conferencing solutions, launched BT MeetMe with Dolby Voice, a service that makes conference calls sound much more like in-person meetings.

Our key financial highlights for fiscal 2013 were as follows:

•	Our total revenue was $909.7 million, compared to $933 million in fiscal 2012;

•	Our GAAP net income was $189.3 million, or $1.84 per diluted share, compared to $264.3 million, or $2.46 per diluted share, in fiscal 2012; and

•

Our non-GAAP net income was $250.1 million, or $2.43 per diluted share, compared to $306.9 million, or $2.85 per diluted share, in fiscal 2012. A reconciliation of our GAAP to non-GAAP financial results is set forth in Appendix A to this Proxy Statement.

Thus, in fiscal 2013, our senior management was able to balance steady annual financial performance with progress in achieving our multi-year strategic initiatives, something that the Committee took into consideration in making its executive compensation determinations for fiscal 2013.

Fiscal 2013 Executive Compensation Highlights

In fiscal 2013, the Committee took the following actions with respect to the compensation of our NEOs:

•	Base Salary. The Committee increased NEO base salaries by 3% for calendar year 2013, except in the case of Mr. Bergeron. This increase was consistent with merit-based increases for our U.S. workforce, which was based on competitive merit increase survey data for technology companies. The Committee increased Mr. Bergeron’s base salary by 10% in recognition of his increased duties and responsibilities as the head of Dolby’s worldwide sales and field operations and to better align his base salary with competitive market practices for that role.

•	Annual Incentive Compensation. With respect to our annual incentive compensation plan for executives, the 2013 Dolby Executive Annual Incentive Plan (the “2013 EDAIP”):

•

The Committee approved annual incentive compensation targets for our NEOs—stated as a percentage of base salary for calendar 2013—at the same levels as in fiscal 2012 (100% for our Chief Executive Officer, 85% for Mr. Haidamus and 65% for our other NEOs), except in the case of Mr. Bergeron. The Committee increased Mr. Bergeron’s annual incentive compensation target from 65% to 75% from fiscal 2012 to fiscal 2013 in recognition of his increased duties and responsibilities as the head of Dolby’s worldwide sales and field operations and to better align his annual incentive compensation opportunity with competitive market practices for that role.

•

The Committee approved annual incentive compensation payments for our NEOs at 66% of their annual incentive compensation targets, based on the company’s actual achievement of a combination of revenue and non-GAAP operating income targets under the 2013 EDAIP, as described below.

•

Long-Term Incentive Compensation. The Committee approved ongoing equity awards for each NEO, with grant date fair values that were 26% less in the aggregate than the grant date fair values of the corresponding fiscal 2012 ongoing equity awards.

In addition, in fiscal 2013, in connection with his separation from the company, we entered into a separation agreement and release with Mr. Haidamus, the material terms of which are described below.

Roles of the Compensation Committee, Management and Compensation Consultants

Role of the Compensation Committee

The Committee approves and administers the compensation program for our executive officers, including base salaries and annual and long-term incentive compensation plans. In discharging these duties, the Committee determines these elements of compensation for our Chief Executive Officer, and, with the input of our Chief Executive Officer, determines these elements for our other executive officers. In addition, the Committee administers the equity incentive plans for our broad-based employee base and reviews equity grant guidelines for these employees on an annual basis.

The Committee routinely meets throughout the fiscal year in the ordinary discharge of its duties, including to determine the compensation for our executive officers. In addition, in fiscal 2013, the Committee met to make determinations regarding the treatment of outstanding equity awards in connection with our 2012 special dividend and to discuss Mr. Haidamus’ separation agreement and release. The Committee also regularly meets in executive session without management present.

Role of Management

Our Chief Executive Officer and members of our Human Resources, Legal and Finance Departments (collectively, “Management”) assist and support the Committee. At least annually, Management reviews our executive compensation philosophy with the Committee and, with Committee guidance and input, develops compensation proposals for Committee consideration. The Committee considers and approves any proposed changes to ensure that our compensation philosophy and programs remain aligned with our business objectives and support our efforts to attract and retain key talent in a competitive environment. In this regard, Management performs a market check of peer company executive compensation levels and practices (“Market Comparables”) and provides the Committee with executive compensation information including: historical base salary and annual incentive compensation payouts; fiscal year-end levels of equity ownership; equity award holdings; unrealized value calculations of vested and unvested equity awards at various stock prices; grant date fair values of equity award holdings (as computed for financial reporting purposes); and other relevant information.

At least annually, our Chief Executive Officer, with input from our Senior Vice President, Human Resources and our Chairman of the Board, reviews with the Committee the performance of our other executive officers and recommends to the Committee base salary adjustments, annual incentive compensation targets, and long-term incentive compensation awards for each of these individuals. He also uses these individual performance assessments to make recommendations for annual incentive compensation payouts under the prior fiscal year’s annual incentive compensation plan. The Committee makes decisions with respect to our Chief Executive Officer’s compensation without him present and after considering input from our Chairman and other members of the Board.

Role of Compensation Consultants

The Committee engages independent advisors to assist it in carrying out its responsibilities. During fiscal 2013, the Committee engaged Compensia, Inc., a national compensation consulting firm, for the purpose of advising the Committee on executive officer compensation matters. Compensia also advised the Committee on certain matters related to our compensation programs for broad-based employees, including our equity utilization, participation and grant guidelines relative to market practices.

The Committee provided Compensia with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the Committee instructed Compensia to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to the Market Comparables. The Committee further instructed Compensia to evaluate the following components to assist the Committee in establishing fiscal 2013 compensation:

•	Base salary;

•	Target and actual annual incentive compensation;

•	Target and actual total cash compensation (base salary and annual incentive compensation);

•	Long-term incentive compensation (equity awards);

•	Target and actual total direct compensation (base salary, annual incentive compensation and long-term incentive compensation); and

•	Beneficial ownership of our Common Stock.

Accordingly, Compensia performed a compensation comparison for each of our executive officers versus executives with similar positions within the Market Comparables and presented its report to the Committee. In November 2012, the Committee used the analysis in the course of its deliberations and determinations of executive compensation for fiscal 2013.

Compensia attends most meetings of the Committee and communicates with members of the Committee and Management outside the formal Committee meetings. During fiscal 2013, Compensia also performed services for us relating to director compensation, equity use, our 2005 Stock Plan, our Employee Stock Purchase Plan and Committee meeting support.

Based on a consideration of the factors set forth in the NYSE listing standards and the SEC’s rules and regulations, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee has raised any conflict of interest.

Consideration of Advisory Vote to Approve Named Executive Officer Compensation

At our 2013 Annual Meeting of Stockholders, we conducted a non-binding, advisory vote of our stockholders to approve the compensation of our NEOs (a “Say-on-Pay” vote). At that meeting, approximately 95% of the voting power of the shares present and entitled to vote on the proposal voted to approve the compensation of our NEOs. At the 2013 Annual Meeting of Stockholders, our stockholders also approved a non-binding, advisory vote to hold future Say-on-Pay votes on an annual basis.

In advance of our 2014 Annual Meeting of Stockholders, at the request of the Committee, our senior management contacted several of our largest stockholders to solicit their views on our executive compensation policies and practices. The Committee was briefed on the feedback received from these stockholders and considered this feedback as well as the results of the 2013 Say-on-Pay vote in considering our overall approach to executive compensation for fiscal 2014.

The Committee will continue to carefully consider the results of our Say-on-Pay votes and feedback from our stockholders in overseeing our executive compensation program.

Overview of Executive Compensation Program

Objectives

The objectives of our executive compensation program are to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our pay-for-performance orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

Consistent with these objectives, our pay positioning strategy emphasizes the total direct compensation opportunity provided to our executive officers and places less weight on the discrete positioning of individual pay elements. In addition, when evaluating total direct compensation, the Committee considers, as a point of reference only, compensation trends reflected by the companies in our compensation peer group (identified below) and companies with which we compete for talent. Individual elements of compensation are designed to create incentives that are consistent with our business needs and strategic objectives.

Executive Compensation Policies

In discharging its responsibilities relating to executive compensation, the Committee, with the assistance of Compensia, monitors trends and developments in compensation practices and looks to enhance the effectiveness of our executive compensation program on an ongoing basis. As a result, our executive compensation program includes:

•	An annual stockholder advisory vote on the compensation of our NEOs;

•

An effective pay-for-performance orientation, including the use of long-term incentive compensation, consisting of stock options and restricted stock unit awards, which represent the largest portion of each executive officer’s total compensation package;

•	A practice of not providing “golden parachute” excise tax gross-ups for our executive officers;

•

“Double-trigger” vesting acceleration arrangements in connection with a change in control of Dolby (that is, accelerated vesting that is triggered only upon certain terminations of employment following a change in control of Dolby) for equity awards granted to our executive officers, which are generally consistent with the arrangements provided to our broad-based employees as described below;

•

A practice of only providing our executive officers with perquisites or other personal benefits that are both customary in the industry in which we operate and in furtherance of accomplishing our business objectives;

•	The use of compensation survey data, as well as publicly-available data about the compensation practices of our peers, to inform the design of our executive compensation program; and

•	An annual risk assessment with respect to our compensation programs and policies, including the programs and policies for non-executive officer employees.

Fiscal 2013 Compensation Determinations

The Committee considers a variety of factors when establishing the three principal elements of compensation for our executive officers. These factors include:

•	An evaluation of Dolby’s financial and operational performance, including progress against the elements of our multi-year business strategy;

•

An evaluation of the executive officer’s current scope of responsibility and contribution to Dolby’s success, including a review of the executive officer’s achievement of strategic business objectives;

•	An assessment of the executive officer’s potential to make future contributions to Dolby, including a review of the executive officer’s skills, experience, and past performance;

•	A review of retention considerations, including the number and current and potential value of unvested equity awards held by the executive officer;

•	A review of internal pay equity, including an analysis of how an executive officer’s target compensation compares to other executive officers;

•	A review of Market Comparables; and

•	The recommendation of our Chief Executive Officer with respect to his direct reports.

Our Chief Executive Officer applies a similar list of factors when formulating compensation recommendations for his direct reports (he does not participate in recommending or setting his own compensation). The Committee members and our Chief Executive Officer may weigh these factors differently depending on the compensation element.

Base Salary

The Committee makes base salary adjustments, if any, on a calendar year (as opposed to a fiscal year) basis. Consequently, the fiscal 2013 base salary information reported in the Summary Compensation Table reflects a blend of calendar 2012 and calendar 2013 base salaries.

In November 2012, following its review of our executive compensation program objectives for fiscal 2013, the Committee weighed the factors discussed above. As a result of this assessment, the Committee approved an increase of 3% in the base salary of each of our executive officers for calendar 2013, except in the case of Mr. Bergeron, who received a salary increase of 10% in recognition of his increased duties and responsibilities as the head of Dolby’s worldwide sales and field operations and to better align his base salary with competitive market practices for that role. These base salary increases were consistent with merit-based increases for our U.S. workforce, which members of our Human Resources Department established based on competitive merit increase survey data for high-technology companies.

The annualized base salaries of our NEOs for calendar years 2012 and 2013 are set forth below:

Executive Officer	2012 Base Salary	2013 Base Salary	Change
Kevin Yeaman	$636,540	$655,636	3%
Lewis Chew	$435,000	$448,050	3%
Michael Rockwell	$412,478	$424,852	3%
Andy Sherman	$391,400	$403,142	3%
Michael Bergeron	$350,000	$385,000	10%
Ramzi Haidamus	$437,091	$450,204	3%

Annual Incentive Compensation

Our annual incentive compensation plan consists of performance-based compensation, which is typically paid in cash. In certain cases, annual incentive compensation may be paid out in the form of restricted stock unit awards, as described below in “—Annual Incentive Compensation—Form of Payment.”

Fiscal 2013 Dolby Executive Annual Incentive Plan – Structure

The purpose of our 2013 EDAIP was to motivate our executive officers to achieve specified annual financial (revenue and non-GAAP operating income) targets and to maintain a high level of team and individual performance.

We calculated the potential payouts under the 2013 EDAIP for our executive officers using the following formula, the terms of which are described further below:

Chief Executive Officer:	Calendar Year-End 2013 Base Salary	X	Target Percentage	X	Company Multiplier	Subject to Downward Adjustment	=	Payout
Other Executive Officers:	Calendar Year- End 2013 Base Salary	X	Target Percentage	X	Company Multiplier	Subject to Upward or Downward Adjustment	=	Payout

Annual Incentive Compensation Targets

For fiscal 2013, after considering the factors discussed above, the Committee maintained the NEOs’ fiscal 2013 annual incentive compensation targets (stated as a percentage of base salary for 2013) at the same levels that were used for the fiscal 2012 annual incentive compensation plan, other than for Mr. Bergeron. To better align his annual incentive compensation opportunity with competitive market practices for his role as our head of our worldwide sales and field operations and in recognition of his increased duties and responsibilities in that role, the Committee increased Mr. Bergeron’s fiscal 2013 annual incentive compensation target to 75% of his base salary, compared to 65% of his base salary for fiscal 2012. The annual incentive compensation target for Mr. Haidamus reflected below reflects an annualized amount as of his last day as an executive officer. The actual annual incentive compensation payout that he received was equal to 50% of what he otherwise would have received had he remained a full-time employee through the bonus payment date, as described in “—Severance and Change in Control Arrangements—Separation Agreement and Release with Mr. Haidamus.”

Executive Officer	Target Percentage of Calendar 2013 Base Salary	Target Fiscal 2013 Annual Incentive Compensation
Kevin Yeaman	100%	$655,636
Lewis Chew	65%	$291,233
Michael Rockwell	65%	$276,154
Andy Sherman	65%	$262,042
Michael Bergeron	75%	$288,750
Ramzi Haidamus	85%	$382,673

An executive officer may receive an actual award payout that is larger or smaller than his annual incentive compensation target, or may receive no award payout at all, depending on the extent to which the relevant corporate performance objectives were met and subject to any discretionary adjustments based on individual performance as described further below.

Company Multiplier

In September 2012, the Committee approved a sliding scale corporate financial performance formula that determined payout levels for the 2013 EDAIP based on our achievement of a combination of revenue and non-GAAP operating income targets (the “Company Multiplier”). The revenue and non-GAAP operating income targets underlying the Company Multiplier were consistent with our fiscal 2013 financial performance objectives. No payouts would be made under the 2013 EDAIP unless we achieved threshold revenue and non-GAAP operating income levels as described in the table below, which represented 90% of the revenue and non-GAAP operating income target objectives under our operating plan for fiscal 2013. The maximum Company Multiplier is 200%. For purposes of calculating the Company Multiplier, “non-GAAP operating income” excluded expenses related to stock based compensation, expense associated with dividend equivalents paid on restricted stock units, the amortization of intangibles from business combinations, restructuring charges and the related tax impact of these items. Our 2013 EDAIP is based on revenue and profitability metrics because the Committee believes that solid performance in these areas contributes to long-term stockholder value creation.

For fiscal 2013, we achieved revenue of $909.7 million against a threshold requirement of $832.5 million and non-GAAP operating income of $331 million against a target of $355 million, resulting in a Company Multiplier and bonus payouts of 66% of our NEOs’ respective fiscal 2013 annual incentive compensation targets. A reconciliation of GAAP to non-GAAP financial results is set forth in Appendix A to this Proxy Statement.

Annual Incentive Compensation—Form of Payment

The Committee structured the 2013 EDAIP so that if our fiscal 2013 financial performance resulted in a Company Multiplier equal to or greater than 150%, then up to 125% of each executive officer’s annual incentive compensation award would be paid in cash, with any excess of 125% being paid in the form of a restricted stock unit award for shares of our Class A Common Stock. All shares subject to any such restricted stock unit award would vest on the first anniversary of the date of grant, subject to the executive officer’s continued service with Dolby. Based on a Company Multiplier of 66%, no restricted stock unit awards were granted pursuant to the 2013 EDAIP.

Potential Adjustments for Individual Performance and Actual 2013 EDAIP Payouts

For fiscal 2013, our Chief Executive Officer received 66% of his annual incentive compensation target, based on a Company Multiplier of 66%. The Committee has the discretion to reduce (but not increase) the amount payable to our Chief Executive Officer under the 2013 EDAIP to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance. In November 2013, the Committee, based on its evaluation of our Chief Executive Officer’s performance and his contributions during the fiscal year, made no such adjustment. In making this determination, the Committee considered the company’s successful completion of several operational and strategic objectives for the year, including those under our multi-year business strategy described above, offset by the fact that we had not fully achieved our target revenue and operating income objectives for the year.

For each of our other executive officers, our Chief Executive Officer had the discretion under the 2013 EDAIP to recommend, subject to Committee approval, increases or decreases of up to 25% of each such executive officer’s calculated award payout amount. In November 2013, our Chief Executive Officer, based on his evaluation of our executive officers’ team and individual performance and their contributions during the fiscal year, recommended no adjustments to the calculated award payout amounts of the other executive officers. In making these recommendations, our Chief Executive Officer considered the company’s successful completion of several operational and strategic objectives for the year, including those under our multi-year business strategy described above, offset by the fact that we had not fully achieved our target revenue and operating income objectives for the year. The Committee reviewed and approved these recommendations.

Accordingly, we made the following annual incentive compensation payouts to our NEOs under the 2013 EDAIP:

Executive Officer	Annual Incentive Compensation Target	Fiscal 2013 Company Multiplier	Approved Award Payout
Kevin Yeaman	$655,636	66%	$432,720
Lewis Chew	$291,233	66%	$192,214
Michael Rockwell	$276,154	66%	$182,262
Andy Sherman	$262,042	66%	$172,948
Michael Bergeron	$288,750	66%	$190,575
Ramzi Haidamus	$382,673	66%	$126,282	*

*	Mr. Haidamus received an annual bonus equal to 50% of what he otherwise would have received had he remained a full-time employee through the bonus payment date as described in “—Severance and Change in Control Arrangements—Separation Agreement and Release with Mr. Haidamus.”

Long-Term Incentive Compensation

The objectives of our long-term incentive compensation program are to encourage our executive officers to focus on long-term strategies; further align the interests of our executive officers and our stockholders; provide compensation that is market competitive; recruit, motivate and retain top talent; and make efficient use of compensation resources.

Equity Awards

We use a portfolio approach for our long-term incentive compensation, consisting of a combination of stock options and restricted stock unit awards. Stock options comprise approximately 60% of the grant date fair value of the long-term incentive compensation awarded to our executive officers and restricted stock units comprise the remaining approximately 40%.

Our long-term incentive compensation program is weighted more heavily towards stock options because the Committee believes that stock options present a strong incentive for our executive officers to maximize long-term performance over the option term, which is generally ten years. Because stock options provide real economic value only if the price of the underlying stock increases, our executive officers realize little to no benefit from their outstanding options if our stock price declines or stays flat.

Restricted stock unit awards also align the interests of our executive officers with those of our stockholders by rewarding our executive officers for increases in our stock price. Unlike stock options, however, restricted stock unit awards have real economic value when they vest even if the stock price declines or stays flat, thus delivering more predictable value to our executive officers and providing the company with retention benefits over the vesting term of the awards. In addition, because of their “full value” nature, restricted stock unit awards deliver the desired grant date fair value using a lesser number of shares than we would otherwise use for stock option grants, enabling us to use our equity compensation resources more efficiently and manage possible dilution.

We believe that providing a portfolio of stock options and restricted stock unit awards supports the objectives of our long-term incentive compensation program by further aligning the interests of our executive officers and stockholders, balancing performance and retention considerations, and enabling us to use our equity compensation resources more efficiently to manage the overall number of shares granted and possible dilution.

Generally, we make an initial equity award to an executive officer when he or she joins the company. Thereafter, our executive officers are eligible for additional equity awards on an annual basis. The Committee determines the size of each executive officer’s equity award based on the factors discussed above.

One of the objectives of our long-term incentive compensation program is to encourage executive officer retention by requiring that the awards be earned over a multi-year period. Accordingly, we grant time-based equity awards that generally vest over a period of four years as follows:

•

For stock options, a quarter of the total number of shares of our Class A Common Stock issuable under each option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the next 36 months; and

•	For restricted stock unit awards, a quarter of the total number of shares of our Class A Common Stock underlying each award vests on each of the first four anniversaries of the grant date.

See Notes 1 and 3 to the Outstanding Equity Awards at 2013 Fiscal Year-End table in “Executive Compensation and Related Matters” for a description of vesting terms applicable to equity awards granted to our NEOs that differ from those described above.

In fiscal 2013, after considering the factors discussed above, the Committee approved the following stock option and restricted stock unit awards for our NEOs:

NEOs	Grant Date	Number of Shares Underlying Stock Options	Per Share Exercise Price	Number of Shares Underlying Restricted Stock Unit Awards
Kevin Yeaman	12/21/2012	234,400	$30.49	54,700
Lewis Chew	12/21/2012	98,700	$30.49	23,000
Michael Rockwell	12/21/2012	86,400	$30.49	20,100
Andy Sherman	12/21/2012	61,700	$30.49	14,400
Michael Bergeron	12/21/2012	86,400	$30.49	20,100
Ramzi Haidamus	12/21/2012	74,000	$30.49	17,300

All stock options were granted with a per-share exercise price equal to the fair market value of our Class A Common Stock on the grant date. In addition, see “Executive Compensation and Related Matters—Adjustment of Equity Awards in Connection with Special Cash Dividend” for a description of the dividend equivalent rights attached to these restricted stock unit awards.

Equity-Based Award Grant and Vesting Policy

The Committee has adopted an Equity-Based Award Grant and Vesting Policy (the “Equity Policy”), which applies to all equity awards granted to any of our employees, including our executive officers. The Equity Policy provides that:

•

New hire, promotion and retention equity awards may only be made once per month on the 15th day of the month. If the 15th day of the month falls on a weekend or holiday, awards will be made on the first business day immediately following the 15th day of the month.

•

Ongoing equity awards (i.e., other than new hire, promotion and retention awards) may only be made on December 15th. If December 15th falls on a weekend or holiday, awards will be made on the first business day immediately following December 15th.

•

If a pricing term is applicable to a particular equity award (e.g., the exercise price for a stock option), the pricing term will be established by reference to the fair market value of our Class A Common Stock on the award date as determined in accordance with the applicable equity plan provisions.

•

Equity award approvals by meeting and by unanimous written consent may precede the award date so long as the approval is effective as of the respective award date. Approvals of equity-based awards may never occur after the award date.

•

If the Committee adopts an executive annual incentive compensation plan that permits the Committee to grant restricted stock unit awards in lieu of cash, the timing of any such restricted stock unit award grants will be determined by the Committee at the time it adopts the applicable executive annual incentive compensation plan. When determining the timing of such awards, the Committee will consider the principles embodied in the Equity Policy.

•

In May 2012, the Committee approved an amendment to the Equity Policy, adjusting the timing so that the restricted stock unit awards made pursuant to our 2012 stock option exchange program would be made as of the date of the expiration of the program, which occurred on August 10, 2012. In addition, in December 2012, in connection with and in order to facilitate the 2012 special dividend, the Board approved an adjustment to timing so that December equity grants would be granted on December 21, 2012.

Restrictions on Trading Securities

We have an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to shares of our Common Stock.

Use of Market Data for Competitive Positioning

To assist it in analyzing our executive compensation program for fiscal 2013, the Committee directed Compensia to review and recommend potential changes to our compensation peer group and, thereafter, compile and analyze the executive compensation data for the companies in the peer group. Compensia also compiled and analyzed executive compensation data in published industry-specific compensation surveys and prepared a report for the Committee on the competitive positioning of our executive compensation program.

The Committee first directed Compensia to review our peer group selection criteria in detail and to work with Management to identify companies that were comparable to us in three broad categories: industry orientation, business model, and organizational characteristics.

As part of this process, the Committee instructed Compensia that, for a company to be considered as a potential peer group candidate, the company must operate in one of several designated industries (consumer electronics, technology IP licensing, media with a technology focus, or software) and have a market capitalization within the range of approximately .25 times to 4 times our mid-calendar year market capitalization. Once an initial group of companies that met these industry and market capitalization thresholds had been identified, with Compensia’s input, the Committee evaluated them using the following selection criteria:

•	Market capitalization as a multiple of revenue;

•	Market capitalization per employee;

•	Revenue;

•	Net income margin; and

•	Employee base.

In its evaluation, the Committee also considered whether the potential peer group candidates were direct competitors for executive talent, either because of their geographic proximity to us, prior recruitment history, or employment of individuals with unique skills or expertise that are comparable to the unique skills or expertise that are either required or desirable in our business.

Using these selection criteria, the Committee determined not to make any changes to our direct peer group for fiscal 2013 from the peer group that was used in fiscal 2012. Accordingly, our direct peer group in fiscal 2013 comprised the following 13 companies:

•	Adobe Systems Inc.

•	Akamai Technologies Inc.

•	ANSYS, Inc.

•	BMC Software, Inc.

•	Citrix Systems, Inc.

•	Concur Technologies Inc.

•	DreamWorks Animation SKG, Inc.

•	IMAX Corporation

•	NeuStar Inc.

•	Red Hat, Inc.

•	Rovi Corporation

•	Salesforce.com Inc.

•	Verisign, Inc.

While the Committee uses the Market Comparables as a point of reference when setting compensation levels for each of our executive officers, the Committee does not benchmark compensation of our executive officers against Market Comparables or pay practices of our direct peer group. Instead, the Committee uses the Market Comparables as a market check to identify situations where an executive officer’s compensation may be an outlier—substantially below the 50th percentile or substantially above the 75th percentile.

The Committee has carefully considered its direct peer group selection methodology and has consistently applied this methodology over time. However, given the unique nature of our business, selection of our peer group requires the Committee to use its judgment, in addition to the objective criteria contained in our peer group selection methodology. The Committee from time to time considers alternative peer group selection methodologies, and has determined that our current peer group selection methodology continues to be the most appropriate methodology for us.

As in prior years, the Committee supplemented the compensation peer group with a second, “reference” group consisting of a select group of companies which it believes are either direct competitors for executive talent (either because of their geographic proximity to us, prior recruitment history, or employment of individuals with unique skills or expertise that are comparable to the unique skills or expertise that are either required or desirable in our business), direct or indirect industry competitors or have similar business models. The Committee selected these companies from our labor market competitors and industry competitors outside our compensation peer group based on its belief that the data about the executive compensation policies and practices of these reference group companies would provide additional meaningful and relevant information that it could use in the course of its deliberations. For fiscal 2013, the Committee identified the following group of reference companies to obtain additional information regarding executive compensation policies and practices:

•	DTS Inc.

•	Netflix, Inc.

•	Qualcomm, Inc.

•	RealD Inc.

•	TiVo Inc.

The Committee used the reference group to obtain additional insight on pay practice trends (type of equity vehicles offered, mix of pay, etc.) and to further inform its executive officer compensation decision-making process.

Generally Available Benefits

In fiscal 2013, our executive officers were eligible to participate in our Employee Stock Purchase Plan and the health and welfare programs that are generally available to our other full-time employees, including medical, dental and vision plans; flexible spending accounts for healthcare and dependent care; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a tax-qualified Section 401(k) Plan, which is broadly available to our U.S. general employee population. Under the Section 401(k) Plan, U.S. employees are eligible to receive matching contributions and profit-sharing contributions from Dolby, which together were capped at a maximum of up to $27,465 per participating employee in calendar 2013.

Severance and Change in Control Arrangements

General

Our employee stock plans contain “double-trigger” vesting acceleration provisions for outstanding and unvested equity awards that may be triggered by a termination of employment by Dolby without “cause” or an employee resignation with “good reason” within 12 months following a change in control of Dolby. The vesting of outstanding and unvested equity awards also accelerates if an equity award is not assumed by the successor entity in connection with such a change in control. These vesting acceleration provisions are intended to secure the continued dedication of our employees, including our executive officers, notwithstanding the possibility or occurrence of a change in control of Dolby.

We do not provide “golden parachute” excise tax gross-ups for our executive officers.

Severance Agreement with Mr. Yeaman

We have entered into a severance arrangement with our Chief Executive Officer as described under the section entitled “Executive Compensation and Related Matters—Potential Payments upon Termination or Change in Control.” We negotiated this arrangement to induce him to resign from his former position and accept the position of Chief Executive Officer in fiscal 2009. This arrangement is intended to provide him with certain payments and benefits in the event of an involuntary termination of his employment without cause or his resignation for good reason.

Acceleration of Vesting of Equity Awards for Mr. Rockwell

The equity awards granted to Mr. Rockwell effective August 15, 2012 (which are reported in the Outstanding Equity Awards at 2013 Fiscal Year-End table) contain provisions that provide for vesting acceleration in the event of involuntary termination of his employment without cause or his resignation for good reason, as described in “Executive Compensation and Related Matters—Potential Payments upon Termination or Change in Control.”

Separation Agreement and Release with Mr. Haidamus

On March 27, 2013, we entered into a separation agreement and release (the “Separation Agreement”) with Mr. Haidamus, our former Executive Vice President, Marketing and Business Development. Pursuant to the terms of the Separation Agreement, Mr. Haidamus ceased to serve in that position effective March 27, 2013, but will provide transitional services to the company until the earlier of March 31, 2014 or the date on which Mr. Haidamus engages in new employment without the company’s consent (the “Transition Period”). In addition, pursuant to the Separation Agreement, Mr. Haidamus agreed to comply with Dolby’s conflict of interest policy (which includes restrictions on working for competitors), nondisparagement obligations and a twelve-month nonsolicitation obligation. Mr. Haidamus provided a release of claims in favor of Dolby under the Separation Agreement. Further, If Mr. Haidamus secures new employment prior to March 31, 2014 without the company’s consent, any consideration then being provided to Mr. Haidamus under the Separation Agreement will immediately cease and he will not be eligible to receive any further payments or benefits thereunder.

For the first three months following the effective date of the Separation Agreement (the “Initial Phase”), Mr. Haidamus continued to receive his calendar 2013 base salary, or $112,551 in the aggregate. Thereafter, during the Transition Period, Mr. Haidamus receives a salary of $10,000 per month, or $90,000 in the aggregate assuming that he remains employed for the duration of the entire Transition Period. In addition, Mr. Haidamus’ outstanding equity awards continue to vest during the Transition Period, having a value of $1,016,378 (including the value of dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Haidamus in connection with our 2012 special dividend) based on the closing price of our Class A Common Stock on March 27, 2013, the date on which we entered into the Separation Agreement with Mr. Haidamus. During the Initial Phase, Mr. Haidamus remained eligible for company-sponsored benefits. Thereafter, during the Transition Period, Mr. Haidamus is also entitled to receive payments of $3,500 per month in lieu of company-subsidized COBRA benefits, up to $31,500 in the aggregate.

Under the Separation Agreement, Mr. Haidamus also received a bonus for fiscal 2013 under the 2013 EDAIP in the amount of $126,282, representing 50% of what he otherwise would have received had he remained a full-time employee through the bonus payment date. In addition, he received a payment of $63,454 representing accrued but unused vacation.

In addition, if Mr. Haidamus continues to provide transition services through December 31, 2013, signs a supplemental release of claims in favor of Dolby and complies with the terms of the Separation Agreement:

•	he will receive a lump-sum cash payment of $450,000, less applicable withholdings;

•

consistent with the original terms of his outstanding equity awards, the vesting with respect to certain shares of our Class A Common Stock subject to such awards will accelerate (under such terms, the vesting with respect to 46,775 shares subject to options and 10,500 restricted stock units will accelerate, having an acceleration value of $491,997 (including the value of dividend equivalent rights credited to such restricted stock units in connection with our 2012 special dividend) based on the closing price of our Class A Common Stock on March 27, 2013); and

•	he will be eligible to receive up to $25,000 in outplacement services.

However, if Mr. Haidamus secures new employment prior to December 31, 2013 without the company’s consent, he will not be entitled to the $450,000 lump-sum cash payment or acceleration referenced above.

Furthermore, if Mr. Haidamus continues to provide transition services through March 31, 2014, signs an additional release of claims in favor of Dolby and complies with the terms of the Separation Agreement, he will also receive an additional payment of $42,000. However, if Mr. Haidamus secures new employment prior to March 31, 2014 without the company’s consent, he will not be entitled to receive this additional payment.

Perquisites and Other Personal Benefits

We have a practice of only providing our executive officers with perquisites or other personal benefits that are both customary in the industry in which we operate and are in furtherance of accomplishing our business objectives. For example, given our role in the entertainment industry, our executive officers may be asked to attend industry events, including film festivals, film premieres, award shows, or other similar events, where the attendance of a spouse or significant other may be expected or customary. In those cases, we pay for or reimburse the business travel and dining expenses of an executive officer’s spouse or significant other. We believe that payment or reimbursement of these expenses serves a legitimate business purpose in, among other things, advancing our brand and business relationships within the entertainment industry. In fiscal 2013, no such perquisites were provided to our Chief Executive Officer.

Executive Employment Agreement with Mr. Yeaman

In connection with the appointment of Mr. Yeaman as our President and Chief Executive Officer in fiscal 2009, we entered into an employment agreement with him, which provided for, among other things, a minimum percentage for his annual incentive compensation target. The agreement also provides Mr. Yeaman with certain benefits in the event of his termination of employment under specified circumstances, including following a change in control of Dolby. For a summary of the material terms and conditions of these provisions, see “Executive Compensation and Related Matters—Potential Payments upon Termination or Change in Control.”

Accounting and Tax Considerations

We generally take into consideration the accounting and tax treatment of each element of compensation when establishing the compensation programs, practices and packages for our executive officers.

Accounting for Stock-Based Compensation

We examine the accounting cost associated with equity compensation in light of the requirements under ASC 718. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors including stock options and restricted stock unit awards based on the grant date “fair value” of the awards. This calculation is performed for accounting purposes, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements (net of estimated forfeitures, which are determined based on historical experience) over the period that a recipient is required to render service in exchange for the award.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

The annual incentive compensation paid to our Chief Executive Officer is intended to qualify as deductible “performance-based compensation” within the meaning of the Code. The annual incentive compensation paid to our other executive officers does not qualify as deductible “performance-based compensation” within the meaning of the Code because the Committee has discretion to increase each such executive officer’s annual incentive compensation bonus amount. In addition, any stock options granted to our NEOs are also intended to be “performance-based compensation” since they are granted by the Committee, which is comprised solely of “outside directors,” and granted subject to limitations in our employee stock plans (including the requirement that they be granted with a per share exercise price at least equal to the fair market value of a share of our Class A Common Stock on the date of grant).

Restricted stock unit awards granted to our NEOs with time-based vesting do not qualify as “performance-based compensation” under the applicable requirements of Section 162(m). In fiscal 2013, the vesting of time-based restricted stock unit awards, when combined with other compensation that was not “performance-based compensation” for purposes of Section 162(m), resulted in aggregate payments that were in excess of the Code’s deduction limit for our Chief Executive Officer and two other NEOs. We expect that, in future years, the vesting of time-based restricted stock unit awards awarded to our NEOs, when combined with other compensation that is not “performance-based compensation” for purposes of the Code, may result in aggregate payments that will be in excess of the Section 162(m) deduction limit.

When practical and when it determines that such qualification is in the best interests of Dolby and its stockholders, the Committee reserves the right to award incentive compensation to our executive officers that is not structured to qualify for an exemption of the deduction limit of Section 162(m). Further, we do not guarantee that any compensation intended to qualify as deductible “performance-based compensation” so qualifies.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Nicholas Donatiello, Jr., Chairman

Roger Siboni

Avadis Tevanian, Jr.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Fiscal 2013 Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” of our NEOs calculated in accordance with SEC rules and regulations for the past three fiscal years. The total compensation presented below does not reflect the actual compensation received by, or the target compensation of, our NEOs in each fiscal year. The actual value realized by our NEOs in fiscal 2013 from long-term incentive compensation is presented in the Option Exercises and Stock Vested at 2013 Fiscal Year-End table in this Proxy Statement.

The individual elements of the total compensation amount reported in the Summary Compensation Table are as follows:

Base Salary.  For fiscal 2013 and 2012, the amounts reported represent 52 weeks of base salary. For fiscal 2011, the amounts reported represent 53 weeks of base salary. Base salary adjustments are set on a calendar year (as opposed to a fiscal year) basis. Consequently, the salaries reported in the Summary Compensation Table represent a blend of calendar base salaries.

Bonus.  The amounts reported represent sign-on bonuses provided as an additional incentive to attract key talent and as a retention tool.

Stock Awards and Option Awards.  Stock Awards consist solely of restricted stock unit awards, and Option Awards consist solely of stock options. The amounts reported for each August 10, 2012 restricted stock unit award granted to Messrs. Yeaman, Rockwell and Haidamus in connection with our 2012 stock option exchange program reflect the incremental fair value of these awards in excess of the fair value of the stock options surrendered in exchange for such restricted stock unit awards, as of such date, computed in accordance with ASC 718. All other amounts reported under Stock Awards and Option Awards reflect the grant date fair value of each equity award computed in accordance with ASC 718, excluding estimated forfeitures. See Note 6 to our consolidated financial statements in our 2013 Annual Report on Form 10-K for more information.

Non-Equity Incentive Plan Compensation.  The amount of Non-Equity Incentive Plan Compensation generally consists of the Executive Annual Incentive Plan awards earned for the fiscal year. Such awards are based on our financial performance during the fiscal year and are paid in the following fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kevin Yeaman	2013	650,789		—		1,667,803		2,400,233	432,720		883,344	(1)	6,034,889
President and Chief Executive Officer	2012	631,905		—		1,903,728	(2)	2,760,334	477,405		27,771	(1)	5,801,143
	2011	625,039		—		1,805,673		2,636,062	451,140		27,320	(1)	5,545,234

Lewis Chew	2013	441,126		—		701,270		1,010,678	192,214		274,008	(3)	2,619,296
Executive Vice President and Chief Financial Officer	2012	151,623	(4)	—		1,650,644		2,497,763	76,319	(4)	2,357	(3)	4,378,706

Michael Rockwell	2013	418,954		—		612,849		884,727	182,262		537,988	(5)	2,636,780
Executive Vice President, Advanced Technology Group	2012	409,475		—		1,732,469	(6)	2,461,265	201,083		27,805	(5)	4,832,097
	2011	405,025		—		899,505		1,318,031	190,020		27,303	(5)	2,839,884

Andy Sherman	2013	400,161		—		439,056		631,802	172,948		282,956	(7)	1,926,923
Executive Vice President, General Counsel and Secretary	2012	388,550		—		616,420		997,967	190,808		23,839	(7)	2,217,584
	2011	270,384	(8)	—		1,056,006		1,492,718	126,217	(8)	4,208	(7)	2,949,533

Michael Bergeron	2013	376,115		25,000	(9)	612,849		884,727	190,575		180,754	(10)	2,270,020
Senior Vice President, Worldwide Sales and Field Operations	2012	175,000	(11)	50,000	(11)	941,703		1,416,478	84,375	(11)	4,049	(10)	2,671,605

Ramzi Haidamus	2013	219,300	(12)	—		527,477		757,753	126,282	(12)	728,591	(13)	2,359,403
Former Executive Vice President, Marketing and Business Development	2012	433,908		—		1,700,002	(14)	2,461,265	278,645		28,044	(13)	4,901,864
	2011	429,193		—		986,124		1,437,852	201,359		27,050	(13)	3,081,578

(1)	In fiscal 2013, comprised of $27,465 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums and $855,204 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Yeaman as of December 22, 2012, in connection with our 2012 special dividend (each dividend equivalent right will be paid in cash, in the amount of $4.00 per share, upon the vesting of the underlying share of Class A Common Stock subject to the restricted stock unit award). In fiscal 2012, comprised of $26,995 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $776 in life insurance premiums. In fiscal 2011, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $810 in life insurance premiums.
(2)	Includes the incremental fair value of $199,138, calculated in accordance with ASC 718, of the replacement restricted stock unit awards granted to Mr. Yeaman in connection with his participation in our 2012 stock option exchange program.
(3)	In fiscal 2013, comprised of $25,133 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums and $248,200 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Chew as of December 22, 2012, in connection with our 2012 special dividend (each dividend equivalent right will be paid in cash, in the amount of $4.00 per share, upon the vesting of the underlying share of Class A Common Stock subject to the restricted stock unit award). In fiscal 2012, comprised of $2,089 in employer matching 401(k) plan contributions under our retirement plan and $268 in life insurance premiums.
(4)	Mr. Chew joined Dolby on March 27, 2012 on a part-time basis in a non-executive officer role until he assumed the position of Executive Vice President and Chief Financial Officer effective June 4, 2012. His base salary and annual incentive compensation reflect a partial year of service.
(5)	In fiscal 2013, comprised of $27,465 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums and $509,848 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Rockwell as of December 22, 2012, in connection with our 2012 special dividend (each dividend equivalent right will be paid in cash, in the amount of $4.00 per share, upon the vesting of the underlying share of Class A Common Stock subject to the restricted stock unit award). In fiscal 2012, comprised of $27,029 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $776 in life insurance premiums. In fiscal 2011, comprised of $26,493 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $810 in life insurance premiums.
(6)	Includes the incremental fair value of $123,384, calculated in accordance with ASC 718, of the replacement restricted stock unit awards granted to Mr. Rockwell in connection with his participation in our 2012 stock option exchange program.

(7)	In fiscal 2013, comprised of $34,825 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums and $247,456 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Sherman as of December 22, 2012, in connection with our 2012 special dividend (each dividend equivalent right will be paid in cash, in the amount of $4.00 per share, upon the vesting of the underlying share of Class A Common Stock subject to the restricted stock unit award). In fiscal 2012, comprised of $23,063 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $776 in life insurance premiums. In fiscal 2011, comprised of $3,398 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $810 in life insurance premiums.
(8)	Mr. Sherman joined Dolby on January 15, 2011. Mr. Sherman’s base salary and annual cash incentive compensation for fiscal 2011 reflect a partial year of service.
(9)	Represents a sign-on bonus of $25,000 that became payable to Mr. Bergeron following one year of service with the company.
(10)	In fiscal 2013, comprised of $15,890 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $664 in life insurance premiums and $164,200 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Bergeron as of December 22, 2012, in connection with our 2012 special dividend (each dividend equivalent right will be paid in cash, in the amount of $4.00 per share, upon the vesting of the underlying share of Class A Common Stock subject to the restricted stock unit award). In fiscal 2012, comprised of $3,702 in employer matching 401(k) plan contributions under our retirement plan and $347 in life insurance premiums.
(11)	Mr. Bergeron joined Dolby on April 2, 2012 and received an initial sign-on bonus of $50,000. He became an executive officer effective August 20, 2012. His base salary and annual incentive compensation reflect a partial year of service. His annual incentive compensation was paid under the 2012 Dolby Annual Incentive Plan for non-executives.
(12)	Mr. Haidamus served as our Executive Vice President, Marketing and Business Development until March 27, 2013. The amount reported in the Salary column represents his base salary for fiscal 2013, reflecting a partial year of service in that capacity. The amount indicated in the Non-Equity Incentive Plan Compensation column represents a bonus under the 2013 EDAIP equal to 50% of what he otherwise would have received had he remained a full-time employee through the bonus payment date. For additional information on Mr. Haidamus’ separation from Dolby, see “Compensation Discussion and Analysis—Severance and Change in Control Arrangements—–Separation Agreement and Release with Mr. Haidamus.”
(13)	In fiscal 2013, comprised of (i) $25,008 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, (ii) $563 in life insurance premiums, (iii) $148,835 in salary continuation benefits pursuant to Mr. Haidamus’ Separation Agreement, (iv) a payout of $63,454 for Mr. Haidamus’ accrued but unused vacation pursuant to his Separation Agreement, (v) $10,823 in payments made in lieu of company-subsidized COBRA pursuant to Mr. Haidamus’ Separation Agreement, and (vi) $479,908 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Haidamus as of December 22, 2012, in connection with our 2012 special dividend (each dividend equivalent right will be paid in cash, in the amount of $4.00 per share, upon the vesting of the underlying share of Class A Common Stock subject to the restricted stock unit award). In fiscal 2012, comprised of $26,995 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $776 in life insurance premiums and $273 for tax gross-ups with respect to travel. In fiscal 2011, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $540 in life insurance premiums.
(14)	Includes the incremental fair value of $90,917, calculated in accordance with ASC 718, of the replacement restricted stock unit awards granted to Mr. Haidamus in connection with his participation in our 2012 stock option exchange program.

Grants of Plan-Based Awards in Fiscal 2013

During fiscal 2013, we granted the following plan-based awards to our NEOs:

1.	Annual incentive compensation awards under the 2013 EDAIP,

2.	Stock options, and

3.	Restricted stock unit awards.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Kevin Yeaman	N/A	N/A	327,818	$655,636	1,311,272	—		—		—	—
	12/21/2012	11/12/2012	—	—	—	—		234,400	(3)(4)	30.49	2,400,233
	12/21/2012	11/12/2012	—	—	—	54,700	(5)	—		—	1,667,803

Lewis Chew	N/A	N/A	145,617	291,233	582,466	—		—		—	—
	12/21/2012	11/12/2012	—	—	—	—		98,700	(3)	30.49	1,010,678
	12/21/2012	11/12/2012	—	—	—	23,000	(5)	—		—	701,270

Michael Rockwell	N/A	N/A	138,077	276,154	552,308	—		—		—	—
	12/21/2012	11/12/2012	—	—	—	—		86,400	(3)	30.49	884,727
	12/21/2012	11/12/2012	—	—	—	20,100	(5)	—		—	612,849

Andy Sherman	N/A	N/A	131,021	262,042	524,084	—		—		—	—
	12/21/2012	11/12/2012	—	—	—	—		61,700	(3)	30.49	631,802
	12/21/2012	11/12/2012	—	—	—	14,400	(5)	—		—	439,056

Michael Bergeron	N/A	N/A	144,375	288,750	577,500	—		—		—	—
	12/21/2012	11/12/2012	—	—	—	—		86,400	(3)	30.49	884,727
	12/21/2012	11/12/2012	—	—	—	20,100	(5)	—		—	612,849

Ramzi Haidamus	N/A	N/A	191,337	382,673	765,346	—		—		—	—
	12/21/2012	11/12/2012	—	—	—	—		74,000	(3)	30.49	757,753
	12/21/2012	11/12/2012	—	—	—	17,300	(5)	—		—	527,477

(1)	Generally reflects threshold, target and maximum bonus amounts for fiscal 2013 performance under the 2013 EDAIP, as described in “Compensation Discussion and Analysis—Fiscal 2013 Compensation Determinations—Annual Incentive Compensation.” The actual bonus payouts were determined by the Compensation Committee in November 2013 and are reported in the Non-Equity Incentive Plan Compensation column of the Fiscal 2013 Summary Compensation Table. Mr. Haidamus received an annual bonus equal to 50% of what he otherwise would have received had he remained a full-time employee through the bonus payment date as described in “Compensation Discussion and Analysis—Severance and Change in Control Arrangements—Separation Agreement and Release with Mr. Haidamus.”
(2)	The amounts reported do not reflect compensation actually received by the NEO. All amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC 718, excluding estimated forfeitures. See Note 6 to our consolidated financial statements in our 2013 Annual Report on Form 10-K for more information.
(3)	Reflects stock options granted under the 2005 Stock Plan, which were granted with an exercise price equal to the closing price of our Class A Common Stock on the date of grant. A quarter of the total number of shares issuable under each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the subsequent 36 months. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.
(4)	Stock options are held in the name of the Yeaman Trust.
(5)	Reflects awards of restricted stock units granted under the 2005 Stock Plan. A quarter of the total number of shares of our Class A Common Stock underlying each restricted stock unit award vests on each of the first four anniversaries of the grant date. Each restricted stock unit award reported in the table that was outstanding and unvested as of December 22, 2012 has dividend equivalent rights attached to it, payable in cash in the amount of $4.00 per share upon the vesting of the underlying shares of Class A Common Stock subject to the restricted stock unit award. In addition, see “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.

Adjustment of Equity Awards in Connection with Special Cash Dividend

On December 11, 2012, we announced that the Board had declared a one-time special dividend in the amount of $4.00 per share on our Class A Common Stock and Class B Common Stock, which was paid on December 27, 2012 to the stockholders of record of as of December 21, 2012. The special dividend totaled $408.2 million based on the number of shares of Class A Common Stock and Class B Common Stock outstanding as of the record date for the special dividend.

In connection with this special dividend, the Compensation Committee approved adjustments to certain outstanding stock options, stock appreciation rights and restricted stock unit awards in a manner intended to preserve the pre-cash dividend economic value of such awards.

Specifically, each such stock option and stock appreciation right that was outstanding as of December 22, 2012 (the day following the record date for the special dividend), other than stock options granted on the record date, was adjusted by applying an exchange ratio established to reflect the decline in the market price of our Class A Common Stock resulting from the special dividend, which had the effect of increasing the number of shares subject to each such stock option or stock appreciation right, and decreasing the per share exercise price of each such stock option or stock appreciation right, as the case may be.

In addition, each restricted stock unit award that was outstanding and unvested as of December 22, 2012 was credited with dividend equivalent rights, payable in cash in the amount of $4.00 per share upon the vesting of the underlying shares of Class A Common Stock subject to the restricted stock unit award.

Unless otherwise noted, share numbers and exercise prices referenced in this Proxy Statement with respect to stock options or stock appreciation rights granted on or prior to December 22, 2012 (other than any stock options granted on the record date of the special dividend) reflect the exchange ratio adjustment described above. In addition, unless otherwise noted, any restricted stock unit awards referenced in this Proxy Statement that were granted on or prior to December 22, 2012 have dividend equivalent rights as described above attached to them.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table presents information concerning all outstanding equity awards held by each of our NEOs as of the end of fiscal 2013. See “—Adjustment of Equity Awards in Connection with Special Cash Dividend” for a description of adjustments to equity awards in connection with our 2012 special dividend.

	Option Awards									Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Market Value of Unexercised Options ($)(2)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Kevin Yeaman	12/21/2012	—		234,400	(a)	—	30.49	12/21/2022	914,160
	12/15/2011	114,017	(a)	146,588	(a)	—	28.24	12/15/2021	1,602,721
	3/16/2009	134,757	(a)	—		—	28.66	03/16/2019	772,158
	11/14/2006	51,230	(b)	—		—	25.26	11/14/2016	467,730
										12/21/2012	54,700		1,881,133	—	—
										8/10/2012	5,469	(a)	188,079	—	—
										8/10/2012	40,909	(b)	1,406,861	—	—
										8/10/2012	30,555	(c)	1,050,786	—	—
										12/15/2011	40,650		1,397,954	—	—
										12/15/2010	13,550		465,985	—	—
										2/8/2010	7,500		257,925	—	—
Lewis Chew	12/21/2012	—		98,700		—	30.49	12/21/2022	384,930
	6/15/2012	58,497		128,688		—	37.96	06/15/2022	—
										12/21/2012	23,000		790,970	—	—
										6/15/2012	29,288		1,007,214	—	—
Michael Rockwell	12/21/2012	—		86,400		—	30.49	12/21/2022	336,960
	8/15/2012	—		93,550	(c)	—	31.02	08/15/2022	315,264
	12/15/2011	59,054		75,926		—	28.24	12/15/2021	830,127
	3/16/2009	5,225		—		—	28.66	03/16/2019	29,939
	2/9/2009	16,705		—		—	28.90	02/09/2019	91,710					—	—
										12/21/2012	20,100		691,239	—	—
										8/15/2012	21,000	(d)	722,190	—	—
										8/10/2012	15,277	(c)	525,376	—	—
										8/10/2012	20,000	(b)	687,800	—	—
										8/10/2012	3,125	(a)	107,469	—	—
										12/15/2011	21,075		724,769	—	—
										12/15/2010	6,750		232,133	—	—
										2/8/2010	7,418		255,105	—	—
Andy Sherman	12/21/2012	—		61,700		—	30.49	12/21/2022	240,630
	12/15/2011	41,221		52,998		—	28.24	12/15/2021	579,447
										12/21/2012	14,400		495,216	—	—
										8/10/2012	19,714	(c)	677,964	—	—
										12/15/2011	14,700		505,533	—	—
										1/18/2011	8,700		299,193	—	—
Michael Bergeron	12/21/2012	—		86,400		—	30.49	12/21/2022	336,960
	5/15/2012	33,495		66,988		—	40.37	05/15/2022	—
										12/21/2012	20,100		691,239	—	—
										5/15/2012	15,713		540,370	—	—
Ramzi Haidamus	12/21/2012	—		74,000		—	30.49	12/21/2022	288,600
	8/15/2012	—		93,550	(c)	—	31.02	08/15/2022	315,264
	12/15/2011	59,054		75,926		—	28.24	12/15/2021	830,127
	3/16/2009	9,397		—		—	28.66	03/16/2019	53,845
										12/21/2012	17,300		594,947
										8/15/2012	21,000	(d)	722,190
										8/10/2012	16,666	(c)	573,144
										8/10/2012	21,818	(b)	750,321
										8/10/2012	2,109	(a)	72,529
										12/15/2011	21,075		724,769
										12/15/2010	7,400		254,486
										2/8/2010	4,000		137,560

(1)	The per share exercise price of and number of shares subject to the stock options reported in this table (other than those granted on December 21, 2012) are as-adjusted in connection with our 2012 special dividend, as described in “—Adjustment of Equity Awards in Connection with Special Cash Dividend.” Vesting of the stock options is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.” The stock options have a term of ten years, subject to earlier termination in certain events. Unless otherwise indicated in the footnotes below, each stock option represents a right to purchase shares of our Class A Common Stock, and vests with respect to a quarter of the total number of shares issuable under the stock option on the first anniversary of the grant date and the balance of the shares vests in equal monthly installments over the next 36 months thereafter, with vesting generally dependent on continued service to the company.

a.	Stock options are held in the name of the Yeaman Trust.
b.	A quarter of the total number of shares issuable under the stock option vests on each of the first four anniversaries of the grant date. Stock options are held in the name of the Yeaman Trust.
c.	One half of the total number of shares issuable under the stock option vests on the second anniversary of the grant date, and the remaining half on the fourth anniversary of the grant date. Vesting of Mr. Haidamus’ award is subject to acceleration under the circumstances described in “Compensation Discussion and Analysis—Severance and Change in Control Arrangements—Separation Agreement and Release with Mr. Haidamus.”

(2)	The amounts reported in this column are based on (i) in the case of a stock option, the excess, if any, of the closing price of our Class A Common Stock on September 27, 2013 ($34.39 per share) over the per share exercise price of the stock option, multiplied by the number of shares (vested or unvested) subject to the stock option, and (ii) in the case of a restricted stock unit award, the closing price of our Class A Common Stock on September 27, 2013 ($34.39 per share) multiplied by the number of unvested shares underlying the restricted stock unit award.

(3)	See “—Adjustment of Equity Awards in Connection with Special Cash Dividend” for a description of the dividend equivalent rights awarded with respect to unvested restricted stock unit awards. Unless otherwise indicated in the footnotes below, a quarter of the total number of shares issuable under the restricted stock unit award vests on each of the first four anniversaries of the restricted stock unit award grant date. Vesting of the restricted stock unit awards is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

a.	One half of the total number of shares issuable under the restricted stock unit award vests on the first anniversary of the restricted stock unit award grant date and the remaining half vests on the second anniversary of the restricted stock unit award grant date.
b.	One half of the total number of shares issuable under the restricted stock unit award vests on the second anniversary of the restricted stock unit award grant date and the remaining half vests on the third anniversary of the restricted stock unit award grant date.
c.	One half of the total number of shares issuable under the restricted stock unit award vests on the third anniversary of the restricted stock unit award grant date and the remaining half vests on the fourth anniversary of the restricted stock unit award grant date.
d.	One half of the total number of shares issuable under the restricted stock unit award vests on the second anniversary of the restricted stock unit award grant date and the remaining half vests on the fourth anniversary of the restricted stock unit award grant date. Vesting of Mr. Haidamus’ award is subject to acceleration under the circumstances described in “Compensation Discussion and Analysis—Severance and Change in Control Arrangements—Separation Agreement and Release with Mr. Haidamus.”

Option Exercises and Stock Vested at 2013 Fiscal Year-End

The following table presents information concerning the aggregate number of shares of our Class A Common Stock for which stock options were exercised and for which shares were acquired upon the vesting of restricted stock unit awards during fiscal 2013 by each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Earned on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Yeaman(3)	—	—	40,793	1,382,862
Lewis Chew(4)	—	—	9,762	332,591
Michael Rockwell(5)	—	—	23,117	775,505
Andy Sherman(6)	—	—	9,250	305,493
Michael Bergeron(7)	—	—	5,237	181,672
Ramzi Haidamus(8)	—	—	19,334	657,626

(1)	The value realized on the exercise of each stock option is equal to the difference between the market price of our Class A Common Stock on the date of exercise and the per share exercise price, multiplied by the number of shares exercised.
(2)	The value realized on the vesting of each restricted stock unit award is based on the market price of our Class A Common Stock on the date of vesting multiplied by the number of shares vested.

(3)	In fiscal 2013, Mr. Yeaman received an aggregate of $81,872 in dividend equivalents, upon the vesting of 20,468 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(4)	In fiscal 2013, Mr. Chew received an aggregate of $39,048 in dividend equivalents, upon the vesting of 9,762 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(5)	In fiscal 2013, Mr. Rockwell received an aggregate of $50,868 in dividend equivalents, upon the vesting of 12,717 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(6)	In fiscal 2013, Mr. Sherman received an aggregate of $17,400 in dividend equivalents, upon the vesting of 4,350 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(7)	In fiscal 2013, Mr. Bergeron received an aggregate of $20,948 in dividend equivalents, upon the vesting of 5,237 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(8)	In fiscal 2013, Mr. Haidamus received an aggregate of $34,436 in dividend equivalents, upon the vesting of 8,609 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our NEOs during fiscal 2013.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our NEOs during fiscal 2013.

Potential Payments upon Termination or Change in Control

Termination and Change in Control Arrangements

2005 Stock Plan

Our 2005 Stock Plan provides that in the event of a “change in control” of the company, the successor corporation may assume, substitute an equivalent award, or replace with a cash incentive program, each outstanding award under the plan. If there is no assumption, substitution or replacement with a cash incentive program of outstanding awards, such awards will become fully vested and exercisable immediately prior to the change in control unless otherwise determined by the plan administrator, and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period.

Notwithstanding the foregoing, awards made to a non-employee director will become fully vested and exercisable immediately prior to the change in control of the company. Awards granted to our employees and consultants will be subject to an accelerated vesting schedule equal to one year of additional vesting for each year of service the employee or consultant provided to us, if such employee or consultant is terminated by us or a successor to us without “cause” or if such employee or consultant resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control of Dolby.

For purposes of the 2005 Stock Plan, “cause” means the termination by the company of a participant’s service based on such participant’s: (i) refusal or failure to act in accordance with any lawful company orders, (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of disability), (iii) the performance or failure to perform any act in bad faith and to the detriment of the company, (iv) dishonesty, intentional misconduct or material breach of any agreement with the company, or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

For purposes of the 2005 Stock Plan, “good reason” means the occurrence following a change in control of the company of any of the following events or conditions unless consented to by the participant: (a) certain reductions in the participant’s base salary; or (b) requiring the participant to be based at any place outside a 50-mile radius from the participant’s job location or residence prior to the change in control except for reasonably required business travel.

Employment Agreement with Mr. Yeaman

In connection with Mr. Yeaman’s appointment as President and Chief Executive Officer of the company, we entered into an employment agreement with him, which provides, among other things, that in the event of his termination of employment without “cause” or his resignation for “good reason” other than in connection with a change in control of the company (as such terms are defined in the employment agreement), and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump-sum payment equal to 150% of his annual base salary,

•	a lump-sum payment equal to a prorated amount of his annual incentive compensation target,

•	accelerated vesting of 50% of his unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 18 months from date of termination or when he becomes covered under similar plans.

In the event of his termination of employment without cause or his resignation for good reason in connection with a change in control of the company, and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump-sum payment equal to 200% of his annual base salary,

•	an additional lump sum payment equal to 100% of the annual incentive compensation target for the year of termination,

•	accelerated vesting of 100% of his unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 24 months from the date of termination or when he becomes covered under similar plans.

Mr. Yeaman’s annual base salary at the end of fiscal 2013 was $655,636.

Accelerated Vesting for Mr. Rockwell

The equity awards granted to Mr. Rockwell on August 15, 2012 contain provisions that provide for acceleration of 50% of the then-unvested shares subject to each applicable equity award in the event of termination of his employment without “cause” (as defined in the 2005 Stock Plan and described above) or upon his resignation for “good reason.” For purposes of these equity awards, “good reason” is defined as (i) a reduction in corporate rank to a level below executive vice president, (ii) ceasing to report directly to our Chief Executive Officer, (iii) a material reduction in base salary or (iv) being required to be based at any place outside a 50-mile radius from his job location or residence except for reasonably required travel on business.

Estimated Payments upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs. Payments and benefits are estimated assuming that the triggering event took place on the last day of fiscal 2013 (September 27, 2013), and the price per share of our Class A Common Stock was the closing price on the NYSE as of that date ($34.39 per share).

These payments and benefits are in addition to benefits available generally to our salaried employees, such as distributions under Dolby’s 401(k) plan, medical benefits, disability benefits and accrued vacation pay.

There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate the potential payments and benefits is not correct.

Mr. Haidamus served as our Executive Vice President, Marketing and Business Development until March 27, 2013, but has provided and we expect will continue to provide transitional services to Dolby until March 31, 2014. For a description of amounts payable to Mr. Haidamus in connection with his separation from the company, see “Compensation Discussion and Analysis—Severance and Change in Control Arrangements—–Separation Agreement and Release with Mr. Haidamus.” Mr. Haidamus is not entitled to any additional payments or benefits in connection with his separation from Dolby, other than payments and benefits generally available to our salaried employees, such as accrued but unused vacation pay.

Name	Type of Benefit	Potential Payments Upon:
		Change in Control without Assumption of Outstanding Equity Awards ($)	Voluntary Termination Not for Good Reason or Termination for Cause ($)	Involuntary Termination Other Than for Cause		Voluntary Termination for Good Reason
				Prior to Change in Control ($)	Within 12 Months of Change in Control ($)	Prior to Change in Control ($)	Within 12 Months of Change in Control ($)
Kevin Yeaman	Cash Severance Payments	—	—	1,637,294	1,966,908	1,637,294	1,966,908
	Vesting Acceleration(1)	9,237,730	—	4,618,865	9,237,730	4,618,865	9,237,730
	Continued Coverage of Employee Benefits (2)	—	—	48,319	64,425	48,319	64,425
	Total Termination Benefits	9,237,730	—	6,304,478	11,269,063	6,304,478	11,269,063

Lewis Chew	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	2,392,266	—	—	763,932	—	763,932
	Total Termination Benefits	2,392,266	—	—	763,932	—	763,932

Michael Rockwell	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	5,524,229	—	560,727	5,524,229	560,727	5,524,229
	Total Termination Benefits	5,524,229	—	560,727	5,524,229	560,727	5,524,229

Andy Sherman	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	2,774,530	—	—	1,820,190	—	1,820,190
	Total Termination Benefits	2,774,530	—	—	1,820,190	—	1,820,190

Michael Bergeron	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	1,711,821	—	—	541,397	—	541,397
	Total Termination Benefits	1,711,821	—	—	541,397	—	541,397

(1)	The values reported in the table are based on (i) the excess of the closing price of our Class A Common Stock on September 27, 2013 ($34.39 per share) over the per share exercise price with respect to unvested stock options, multiplied by the number of shares accelerated and (ii) the closing price of our Class A Common Stock on September 27, 2013 ($34.39 per share) in the case of restricted stock unit awards, multiplied by the number of shares accelerated. In addition, the values include the aggregate amount of dividend equivalents that would become payable upon the acceleration of restricted stock unit awards. See “—Adjustment of Equity Awards in Connection with Special Cash Dividend” for information on dividend equivalents granted in connection with our 2012 special dividend.
(2)	Assumes continued coverage of health coverage benefits at the same level of coverage provided for at the end of fiscal 2013.

Compensation Program Risk Assessment

During fiscal 2013, members of our Internal Audit Department, with the assistance of our Human Resources and Corporate Legal Departments, conducted a risk assessment of Dolby’s compensation plans and arrangements and related risk management practices to evaluate whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Dolby. Management reviewed the risk assessment findings prior to submitting the report to the Compensation and Audit Committees.

The scope of the assessment included Dolby’s annual incentive compensation plans, 2005 Stock Plan and executive change in control arrangements. The scope of the assessment excluded compensation plans and arrangements that were not contingent on individual or company performance (e.g., base salary and health benefits), and thus should not encourage risk taking activities. The assessment involved reviewing the design of Dolby’s plan-based and non-plan based compensation programs, including purpose, eligibility, structure, performance measures, limits and measurement periods. The assessment considered how target level performance is determined (including thresholds), the frequency of payouts, the mix of base salary and incentive compensation (both annual and long-term) and the mix of short- and long-term compensation and management oversight.

In particular, Internal Audit considered the following features of our compensation plans and policies when evaluating whether Dolby’s plans and policies encourage our executive officers and employees to take unreasonable risks:

•

The combination of base salary and incentive compensation, including annual incentive compensation and long-term incentive compensation, reduces the significance of any one particular compensation element.

•

The mixed equity portfolio (stock options and restricted stock unit awards) creates a level of diversification to withstand market fluctuations, thereby decreasing incentives, potentially inherent in stock option holdings, to assume excessive or inappropriate risks.

•	Our customary four year equity vesting period encourages long-term perspectives among award recipients.

•	Executive compensation is weighted more towards long-term incentive compensation with the intention to discourage short-term risk taking.

•	The Compensation Committee oversees the design of Dolby’s annual incentive and long-term incentive compensation plans.

•	Our use of a combination of revenue and non-GAAP operating income as company performance measures provides balanced objectives emphasizing both revenue generation and expense management.

•	The Compensation Committee retains discretion to modify, reduce or to eliminate annual incentive compensation awards that would otherwise be payable based on actual financial performance.

•

Our system of internal control over financial reporting and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our annual and long-term incentive compensation plans.

Based on the foregoing, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Dolby.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the shares of our Common Stock reserved for future issuance under our equity compensation plans as of September 27, 2013.

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reported in column (a))
		(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	Class A	9,120,596	(2)	$20.8393	(3)	12,879,641	(4)
	Class B	116,192		$3.3835		—

Equity compensation plans not approved by security holders	Class A	—		—		—
	Class B	—		—		—

Total	Class A	9,120,596	(2)	$20.8393	(3)	12,879,641	(4)
	Class B	116,192		$3.3835		—

(1)	Consists of the 2000 Stock Incentive Plan, 2005 Stock Plan and the Employee Stock Purchase Plan. The 2000 Stock Incentive Plan terminated on October 1, 2010 and no shares of our Common Stock remain available for future issuance under that plan.
(2)	The amount reported includes 2,849,262 shares issuable upon the vesting of outstanding restricted stock unit awards granted under the 2005 Stock Plan.
(3)	Restricted stock unit awards do not have an exercise price and therefore are not included in the calculation of the weighted average exercise price.
(4)	The amount reported includes 3,124,695 shares available for purchase under the Employee Stock Purchase Plan at the end of fiscal 2013.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2013. Our Chief Executive Officer did not receive additional compensation for his service as a director. His compensation as an employee is presented in the Fiscal 2013 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
Micheline Chau(5)	43,280	599,969	—	—	643,249
David Dolby(6)	61,000	299,968	—	158,712	519,680
Nicholas Donatiello, Jr.(7)	95,778	299,968	—	44,936	440,682
Peter Gotcher(7)	108,000	299,968	—	31,600	439,568
Ted W. Hall(8)	35,942	—	—	152,357	188,299
Bill Jasper(7)(9)	58,000	299,968	—	44,936	402,904
Sanford Robertson(7)	79,000	299,968	—	44,936	423,904
Roger Siboni(7)	104,000	299,968	—	44,936	448,904
Avadis Tevanian, Jr. (7)	87,000	299,968	—	44,936	431,904

(1)	Consists of meeting attendance fees, annual retainers and, if applicable, committee chairman retainers.
(2)	Unless otherwise noted, Stock Awards consist solely of restricted stock unit awards. The amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC 718, excluding estimated forfeitures. See Note 6 to our consolidated financial statements in our 2013 Annual Report on Form 10-K for more information. The amounts reported do not reflect the compensation actually received by the directors. There can be no assurance that restricted stock unit awards will vest (in which case no value will be realized by the individual) or that the value on vesting will approximate the compensation expense recognized by Dolby.
(3)	In fiscal 2013, our non-employee directors received the following restricted stock unit awards:

Name	Grant Date	Approval Date	Number of Securities Underlying Restricted Stock Unit Awards	Grant Date Fair Value($)
Micheline Chau(5)	02/05/2013	02/05/2013	18,621	599,969
David Dolby	02/05/2013	02/05/2013	9,310	299,968
Nicholas Donatiello, Jr.	02/05/2013	02/05/2013	9,310	299,968
Peter Gotcher	02/05/2013	02/05/2013	9,310	299,968
Ted W. Hall(8)	—	—	—	—
Bill Jasper	02/05/2013	02/05/2013	9,310	299,968
Sanford Robertson	02/05/2013	02/05/2013	9,310	299,968
Roger Siboni	02/05/2013	02/05/2013	9,310	299,968
Avadis Tevanian, Jr.	02/05/2013	02/05/2013	9,310	299,968

(4)	As of September 27, 2013, the aggregate number of shares underlying outstanding stock options and restricted stock unit awards held by each of our non-employee directors is listed in the table below. See “Executive Compensation and Related Matters—Adjustment of Equity Awards in Connection with Special Cash Dividend” for a description of adjustments to equity awards in connection with our special dividend.

Name	Aggregate Number of Shares Underlying Outstanding Stock Options	Aggregate Number of Shares Underlying Restricted Stock Unit Awards
Micheline Chau	—	18,621
David Dolby(6)	3,512	9,423
Nicholas Donatiello, Jr.	—	9,310
Peter Gotcher	57,459	9,310
Ted W. Hall(8)	—	—
Bill Jasper(9)	83,527	9,310
Sanford Robertson	25,059	9,310
Roger Siboni	47,331	9,310
Avadis Tevanian, Jr.	—	9,310

(5)	Ms. Chau joined the Board on February 5, 2013, the date of the 2013 Annual Meeting of Stockholders. The award of 18,621 restricted stock units with a grant date fair value of $599,969 represents her initial restricted stock unit award received upon joining the Board. The amount reported in the Fees Earned or Paid in Cash column reflects a partial year of service.
(6)	The amount reported in the All Other Compensation column consists of $100,000 for David Dolby’s consulting services and $58,712 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Dolby as of December 22, 2012, in connection with our 2012 special dividend (each dividend equivalent right will be paid in cash, in the amount of $4.00 per share, upon the vesting of the underlying share of Class A Common Stock subject to the restricted stock unit award). The outstanding equity awards include options to purchase 3,512 shares of our Class A Common Stock and restricted stock unit awards covering 113 shares of our Class A Common Stock received by David Dolby as compensation while he was an employee of the company prior to joining the Board.
(7)	The amount reported in the All Other Compensation column consists of dividend equivalent rights credited to unvested restricted stock unit awards held by the recipient as of December 22, 2012, in connection with our 2012 special dividend (each dividend equivalent right will be paid in cash, in the amount of $4.00 per share, upon the vesting of the underlying share of Class A Common Stock subject to the restricted stock unit award).
(8)	Ted W. Hall served as a member of the Board during fiscal 2013 until his retirement from the Board upon the expiration of his term that ended on February 5, 2013, the date of the 2013 Annual Meeting of Stockholders. The amount reported in the Fees Earned or Paid in Cash column reflects a partial year of service. Mr. Hall did not receive any equity awards during fiscal 2013. The amount reported in the All Other Compensation column consists of (i) $44,936 in dividend equivalent rights credited to unvested restricted stock units held by Mr. Hall as of December 22, 2012, in connection with our 2012 special dividend, which amount was paid to him in fiscal 2013, and (ii) $107,421 in acceleration of 3,334 unvested shares subject to a restricted stock unit award held by Mr. Hall on his last day of service on February 5, 2013 (determined by multiplying the number of shares accelerated by the closing price of our Class A Common Stock on the date of acceleration, or $32.22), which shares otherwise would have vested on February 9, 2013, subject to his continued service.
(9)	The outstanding equity awards include outstanding stock options to purchase 83,527 shares of our Class A Common Stock received as compensation while previously employed by Dolby.

Standard Non-Employee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Nominating and Governance Committee is responsible for conducting periodic reviews of director compensation and, if appropriate, recommending to our Board any changes in the type or amount of compensation.

Cash Compensation

During fiscal 2013, the annual cash retainer for the non-employee directors was $50,000. In addition, the chairman of the Audit Committee received $20,000 for his services as chairman of the Audit Committee, the chairman of the Compensation Committee received $10,000 for his services as chairman of the Compensation Committee, and the Chairman of the Board received $50,000 for his services as Chairman of the Board. All retainers are payable in quarterly increments. We also paid a $1,000 per meeting fee for the attendance of the non-employee directors at Board and committee meetings.

Equity Compensation

During fiscal 2013, a newly appointed non-employee director was eligible to receive an initial restricted stock unit award covering that number of shares of our Class A Common Stock as determined by dividing $600,000 by the fair market value of a share of our Class A Common Stock on the date of grant, and all other non-employee directors were eligible to receive a “subsequent” restricted stock unit award covering that number of shares of our Class A Common Stock as determined by dividing $300,000 by the fair market value of a share of our Class A Common Stock on the date of grant. Immediately following the 2013 Annual Meeting of Stockholders, all non-employee directors who had been directors for at least six months received subsequent restricted stock unit awards. Immediately following the 2013 Annual Meeting of Stockholders, Ms. Chau received an initial restricted stock unit award, as described above. Initial restricted stock unit awards vest over approximately two years (50% vesting per year) and subsequent restricted stock unit awards vest in full approximately one year after the grant date. All shares covered by initial or subsequent restricted stock unit awards will become fully vested and exercisable immediately prior to a change in control of Dolby.

Changes to Board Compensation for Fiscal 2014

During fiscal 2013, the Nominating and Governance Committee engaged Compensia for purposes of advising the Nominating and Governance Committee on director compensation matters. The Nominating and Governance Committee provided Compensia with instructions regarding the goals of our director compensation program and instructed Compensia to evaluate our director compensation against director compensation at companies included in the direct peer group used as a market check for our fiscal 2014 executive officer compensation. Compensia has advised the Compensation Committee on executive officer compensation matters and has provided other services to Dolby in designing employee compensation programs and received compensation for those services.

Following its review of director compensation in July 2013, the Nominating and Governance Committee recommended and the Board approved the following changes to the compensation program for our non-employee directors, effective as of fiscal 2014:

Fiscal Year 2014 Cash Compensation

•	Board and Board committee meeting fees were eliminated.

•

Retainers for serving as a member of a Board committee are as follows: $13,000 for the Audit Committee, $10,000 for the Compensation Committee, $7,000 for the Nominating and Governance Committee and $5,000 for the Technology Strategy Committee.

•

The chairman of a Board committee receives a retainer for service as chairman, as follows: $17,000 for the Audit Committee, $15,000 for the Compensation Committee, $8,000 for the Nominating and Governance Committee and $5,000 for the Technology Strategy Committee, in each case, in addition to the base retainer for serving on such Board committee as described above.

•	The annual cash retainer for service on the Board remains at $50,000, and the Chairman of the Board continues to receive an additional $50,000 for his services as Chairman of the Board.

Fiscal 2014 Equity Compensation

•

The value of the initial restricted stock unit award granted to newly appointed non-employee directors decreased from $600,000 to $300,000, prorated based on the number of complete months of service in the case of directors appointed to the Board as of a date other than the date of an Annual Meeting of Stockholders. An initial restricted stock unit award vests in full on the day preceding the date of the next Annual Meeting of Stockholders following the grant date of such award (or if earlier, the first anniversary of the award’s grant date).

•	No changes were made to the terms of the “subsequent” restricted stock unit awards described above.

Other Arrangements

We reimburse our non-employee directors for reasonable travel, lodging and related expenses in connection with attendance at our Board and committee meetings and company-related activities. If eligible, non-employee directors may elect to participate in our healthcare program (which is a program that does not discriminate in scope, terms or operation, in favor of executive officers or directors), provided that they pay the premiums associated with their (and their eligible dependents’) healthcare coverage.

Compensation Arrangements with David Dolby

David Dolby entered into a Consulting Agreement dated February 7, 2012 (the “2012 Consulting Agreement”) with Dolby pursuant to which he provided research and analyses supporting the work of the Technology and Strategy Committee, an ad hoc committee of the Board. In consideration for his consulting services, Mr. Dolby received $8,333 per month, or $100,000 in the aggregate over the term of the 2012 Consulting Agreement, in addition to his standard director compensation. The 2012 Consulting Agreement terminated by its terms on February 7, 2013.

On February 7, 2013, Mr. Dolby entered into a new Consulting Agreement with the company on the same terms as the 2012 Consulting Agreement. The new Consulting Agreement, under which Mr. Dolby will continue to receive $8,333 per month, or $100,000 in the aggregate over the one-year term of the agreement, will terminate by its terms on February 7, 2014.

Non-Employee Director Stock Ownership Guidelines

In November 2012, the Board approved, upon recommendation of the Nominating and Governance Committee, stock ownership guidelines for our non-employee directors, based on the belief that stock ownership guidelines further align the interests of our non-employee directors with those of our stockholders. These guidelines provide that each non-employee director is generally expected to accumulate and hold a number of shares of our Class A Common Stock equal to the lesser of (i) the value of three times his or her annual retainer (with compliance measured as of the last day of each fiscal year) for service on the Board or (ii) a fixed number of shares having a value equal to three times his or her annual retainer on the date of adoption of the non-employee director stock ownership guidelines, i.e., November 13, 2012. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or as a chairman of any Board committees, or for serving as the Chairman of the Board.

As of the end of fiscal 2013, all of our non-employee directors were in compliance with our non-employee director stock ownership guidelines.

Acceleration of Restricted Stock Unit Award

In February 2013, the Board approved, upon recommendation of the Nominating and Governance Committee, the acceleration of 3,334 unvested shares of our Class A Common Stock subject to a restricted stock unit award held by Ted W. Hall on his last day of service as a director on February 5, 2013. These unvested shares otherwise would have vested four days later, on February 9, 2013 (four days after our 2013 Annual Meeting of Stockholders), subject to Mr. Hall’s continued service. Dolby’s 2005 Stock Plan was amended in November 2010 to among other things account for year-to-year variations in the date of our Annual Meeting of Stockholders. Mr. Hall’s restricted stock unit award was granted prior to the effective date of this amendment.

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with applicable SEC rules.

As described in the Compensation Discussion and Analysis of this Proxy Statement, our executive compensation program is designed to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our pay-for-performance orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2013 Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, and, therefore, not binding on us, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary in response to those concerns.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 2 if you want your broker to vote your shares on the matter.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our NEOs, as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is comprised of three directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the Audit Committee are Micheline Chau, Sanford Robertson and Roger Siboni. The Audit Committee acts pursuant to a written charter.

In performing its functions, the Audit Committee acts in an oversight capacity and relies on the work and assurances of (i) Dolby’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) Dolby’s independent registered public accounting firm, KPMG LLP, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the Audit Committee has reviewed and discussed with management Dolby’s audited financial statements as of and for the fiscal year ended September 27, 2013 and the company’s internal control over financial reporting. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in Dolby’s 2013 Annual Report on Form 10-K for fiscal 2013.

Audit Committee

Roger Siboni, Chairman

Micheline Chau

Sanford Robertson

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP as Dolby’s independent registered public accounting firm for fiscal 2014. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit and other services rendered.

	Fiscal Years Ended
	2013	2012
Audit Fees(1)	$2,397,625	$2,374,203
Audit-Related Fees	—	—
Tax Fees(2)	$148,000	$163,402
All Other Fees(3)	$806,639	$476,641

	$3,352,264	$3,014,246

(1)	Represents audit fees incurred for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, review of our quarterly consolidated financial statements and foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Represents tax fees for services related to an analysis of research and development tax credits and other international tax services. In fiscal 2012, the amount indicated also includes tax fees for services related to an analysis of recent value-added tax law changes.
(3)	Represents all other fees billed in connection with audits of our licensees. In fiscal 2012, the amount indicated also includes all other fees billed in connection with acquisition services.

The Audit Committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Dolby’s independent registered public accounting firm. The Audit Committee also has delegated authority to the chairman of the Audit Committee to approve (i) permissible non-audit related services to be provided by the company’s principal registered public accounting firm, and (ii) statutory audit services to be provided by the company’s principal registered public accounting firm or other auditors.

All services and fees provided to Dolby by KPMG LLP in fiscal 2013 and fiscal 2012 were pre-approved by the Audit Committee.

Required Vote

Ratification of KPMG LLP as Dolby’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 3 at the Annual Meeting in person or by proxy. Stockholder ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and its stockholders.

The Board of Directors recommends a vote “FOR” ratification of KPMG LLP as Dolby’s independent registered public accounting firm.

ADDITIONAL MEETING MATTERS

Additional Items of Business on the Agenda. We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case other business is brought before the Annual Meeting, the accompanying proxy gives discretionary authority to the persons named on the proxy to vote on these matters in accordance with their best judgment.

Stockholders Entitled to Vote. Stockholders of record at the close of business on December 11, 2013 may vote at the Annual Meeting. As of the close of business on the record date, there were 47,680,462 shares of our Class A Common Stock outstanding and 53,989,786 shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on all matters being considered at the Annual Meeting. The Class A Common Stock and Class B Common Stock vote as a single class on all matters described in these proxy materials.

We refer to our Class A Common Stock and our Class B Common Stock collectively as our “Common Stock.” As of the record date, holders of Common Stock are eligible to cast an aggregate of 587,578,322 votes at the Annual Meeting.

Quorum Requirement. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the record date for the Annual Meeting will constitute a quorum. Both abstentions and broker non-votes (as discussed under “Votes Required to Approve Proposals” below) are counted for the purpose of determining the presence of a quorum.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner.

Stockholder of Record. If your shares are registered directly in your name with Dolby’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record,” with respect to those shares. Stockholders of record received this Proxy Statement and the accompanying 2013 Annual Report and proxy card directly from us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares, forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

How to Vote. You may vote using any of the following methods:

•	By Mail

Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” election of each of the nominated directors and each of the other Proposals specified in this Proxy Statement.

Dolby stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet—Stockholders of record with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for internet voting availability.

•

By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for telephone voting availability.

•

In Person at the Annual Meeting—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Change of Vote and Revocation of Your Proxy. If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or other nominee, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Votes Required to Approve Proposals. The votes required for each of the Proposals specified in this Proxy Statement are as follows:

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1—The election of directors	Plurality of Votes Cast	No

Proposal 2—Advisory vote to approve the compensation of our NEOs	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3—The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending September 26, 2014	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nine nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 or 3, the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker or other nominee with voting instructions, your shares may constitute “broker non-votes.” When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Proposals 1 and 2 are not considered “routine” matters, but the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 3) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

No Cumulative Voting Permitted for the Election of Directors. Our Certificate of Incorporation and Bylaws do not permit cumulative voting at any election of directors.

Solicitation of Proxies. The costs and expenses of soliciting proxies from stockholders will be paid by us. Our employees, officers and directors may solicit proxies. We also have retained D.F. King & Co., Inc. to assist in soliciting proxies and we expect to pay them approximately $10,000 for such services, plus a rate of $75 per hour for any research and analysis, and reasonable out-of-pocket expenses. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Common Stock.

Deadline for Submission of Stockholder Proposals for the 2015 Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is August 25, 2014.

In addition, our Bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an Annual Meeting of Stockholders.

Advance Notice of Director Nominations—In general, nominations for the election of directors may be made (1) by or at the direction of the Board or (2) by any stockholder who (a) was a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Secretary within the Notice Period (as defined below) containing specified information concerning the nominees and nominating stockholder. If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Governance Committee as a potential nominee for our Board, see the procedures discussed in “Corporate Governance Matters—Policy for Director Recommendations.”

Advance Notice of Other Business—Our Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) brought pursuant to Dolby’s proxy materials with respect to such meeting, (2) brought before the meeting by or at the direction of the Board, or (3) a proper matter for stockholder action pursuant to the Bylaws and under Delaware law, properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Secretary within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by Dolby with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2015 Annual Meeting of Stockholders will start on October 9, 2014 and end on November 8, 2014.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Dolby need not present the proposal for vote at the meeting.

A copy of the full text of the Bylaw provisions discussed above is available on the Corporate Governance section of the Investors page of our website at http://www.dolby.com, or may be obtained by writing to Dolby’s Secretary. All notices of proposals by stockholders, whether or not intended to be included in our proxy materials, should be sent to our principal executive offices at Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, California 94103-4813, Attention: Corporate Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Dolby’s executive officers and directors and persons who beneficially own more than 10% of our Class A Common Stock or Class B Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish Dolby with copies of all Section 16(a) reports that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during fiscal 2013 all Reporting Persons complied with all applicable reporting requirements under Section  16(a).

2013 ANNUAL REPORT

Our financial statements for fiscal 2013 are included in our 2013 Annual Report, which we are providing at the same time as this Proxy Statement to those stockholders who are receiving paper copies of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials, instructions on how to access our 2013 Annual Report are contained in the notice. Our 2013 Annual Report and this Proxy Statement are also posted on our web site at http://investor.dolby.com/annuals.cfm. If you have not received or do not have access to the 2013 Annual Report, as the case may be, please submit a written request to our Investor Relations Department. The written request should be sent to: Investor Relations Department, Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, California 94103-4813.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote by using the internet or telephone, or signing and mailing the enclosed proxy card promptly.

By order of the Board of Directors.

Kevin Yeaman
President and Chief Executive Officer

December 23, 2013

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)

Net income:	Fiscal Year Ended

	September 27, 2013	September 28, 2012

GAAP net income	$189.3	$264.3

Stock-based compensation	62.4	47.6

RSU dividend equivalent	4.2	—

Amortization of acquired intangibles	13.2	10.8

Restructuring charges, net	5.9	1.2

Income tax adjustments	(24.9)	(17.0)

Non-GAAP net income	$250.1	$306.9

Diluted earnings per share:	Fiscal Year Ended

	September 27, 2013	September 28, 2012

GAAP diluted earnings per share	$1.84	$2.46

Stock-based compensation	0.61	0.44

RSU dividend equivalent	0.04	—

Amortization of acquired intangibles	0.12	0.10

Restructuring charges, net	0.06	0.01

Income tax adjustments	(0.24)	(0.16)

Non-GAAP diluted earnings per share	$2.43	$2.85

Shares used in computing diluted earnings per share (in millions)	103	108

Operating Income:	Fiscal Year Ended

September 27, 2013

GAAP operating income	$245.3

Stock-based compensation	62.5

RSU dividend equivalent	4.2

Amortization of acquired intangibles	13.1

Restructuring charges, net	5.9

Non-GAAP operating income	$331.0

The non-GAAP financial measures of net income, diluted earnings per share and operating income set forth above are adjusted to exclude amounts related to stock-based compensation, expense associated with dividend equivalents paid on restricted stock units, the amortization of intangibles from business combinations, restructuring charges, and the related tax impact of these items. These non-GAAP financial measures are presented to provide an additional tool to evaluate our operating results in a manner that focuses on what our management believes to be its ongoing business operations. Our management believes it is useful for itself and investors to review, as applicable, both GAAP and the non-GAAP measures that exclude such information in order to assess the performance of our business for planning and forecasting in subsequent periods. Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

A-1

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 4, 2014.
Vote by Internet
• Go to www.investorvote.com/dlb • Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.
+

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Kevin Yeaman	☐	☐	02 - Peter Gotcher	☐	☐	03 - Micheline Chau	☐	☐

04 - David Dolby	☐	☐	05 - Nicholas Donatiello, Jr.	☐	☐	06 - Bill Jasper	☐	☐

07 - Sanford Robertson	☐	☐	08 - Roger Siboni	☐	☐	09 - Avadis Tevanian, Jr.	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. An advisory vote to approve the compensation of the Company’s Named Executive Officers.	☐	☐	☐	3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 26, 2014.	☐	☐	☐
4. In their discretion, upon such other business as may properly come before the meeting and any postponement, adjournment or continuation thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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01QFEB

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Dolby Laboratories, Inc.

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders – February 4, 2014

Kevin Yeaman and Andy Sherman, or either of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Dolby Laboratories, Inc. (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 10:30 a.m., Pacific Standard Time, at the principal executive offices of the Company located at 100 Potrero Avenue, San Francisco, CA 94103, or any postponement, adjournment or continuation thereof, and the undersigned instructs said proxies to vote as specified on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of the nominees listed in Proposal 1, FOR Proposals 2 and 3, and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting and any postponement, adjournment or continuation thereof.